Exhibit 10.40

LOAN AND SECURITY AGREEMENT

THIS LOAN AND SECURITY AGREEMENT (this “Agreement”) dated as of January 30, 2019 (the “Effective Date”) among (a) SILICON VALLEY BANK, a California corporation (“SVB”), in its capacity as administrative agent and collateral agent (“Agent”), (b) SILICON VALLEY BANK, a California corporation, as a lender, (c) WESTRIVER INNOVATION LENDING FUND VIII, L.P., a Delaware limited partnership (“WestRiver”), as a lender (SVB and WestRiver and each of the other “Lenders” from time to time a party hereto are referred to herein collectively as the “Lenders” and each individually as a “Lender”), and (d) (i) ELOXX PHARMACEUTICALS, INC., a Delaware corporation (“US Borrower”) and (ii) ELOXX PHARMACEUTICALS LTD., a company organized under the laws of the State of Israel (“ISR Borrower”) (US Borrower and ISR Borrower are hereinafter jointly and severally, individually and collectively, referred to as “Borrower”), provides the terms on which Agent and the Lenders shall lend to Borrower and Borrower shall repay Agent and the Lenders.  The parties agree as follows:

1ACCOUNTING AND OTHER TERMS

Accounting terms not defined in this Agreement shall be construed following GAAP.  Calculations and determinations must be made following GAAP. Notwithstanding the foregoing, all financial covenant calculations (if any) shall be computed with respect to Borrower only, and not on a consolidated basis.  Capitalized terms not otherwise defined in this Agreement shall have the meanings set forth in Section 14 of this Agreement.  All other terms contained in this Agreement, unless otherwise indicated, shall have the meaning provided by the Code to the extent such terms are defined therein.

2LOAN AND TERMS OF PAYMENT

2.1Promise to Pay.  Borrower hereby unconditionally promises to pay to Agent, for the ratable benefit of each Lender, the outstanding principal amount of all Credit Extensions advanced to Borrower by such Lender and accrued and unpaid interest thereon, together with any fees as and when due in accordance with this Agreement.

2.1.1Term Loan Advances

(a)Availability.  Subject to the terms and conditions of this Agreement, upon Borrower’s request, the Lenders, severally and not jointly, shall make one (1) term loan advance to Borrower on or about the Effective Date in an original principal amount of Fifteen Million Dollars ($15,000,000.00) according to each Lender’s Term A Loan Advance Commitment as set forth on Schedule 1.1 hereto (the “Term A Loan Advance”).  Subject to the terms and conditions of this Agreement, upon Borrower’s request, during the Draw Period, the Lenders, severally and not jointly, shall make one (1) term loan advance available to Borrower in an original principal amount of Ten Million Dollars ($10,000,000.00) according to each Lender’s Term A Loan Advance Commitment as set forth on Schedule 1.1 hereto (the “Term B Loan Advance”). The Term A Loan Advance and the Term B Loan Advance are hereinafter referred to singly as a “Term Loan Advance” and collectively as the “Term Loan Advances”.  After repayment, no Term Loan Advance (or any portion thereof) may be reborrowed.

(b)Interest Period.  Commencing on the first (1st) Payment Date of the month following the month in which the Funding Date of the applicable Term Loan Advance occurs, and continuing on the Payment Date of each month thereafter, Borrower shall make monthly payments of interest to Agent, for the account of the Lenders, in arrears, on the principal amount of each Term Loan Advance, at the rate set forth in Section 2.2 (a).

(c)Repayment.  Commencing on the Term Loan Amortization Date, and continuing on each Payment Date thereafter, Borrower shall repay the aggregate outstanding Term Loan Advances to Agent, for the account of the Lenders, in (i) consecutive equal monthly installments of principal based on the Repayment Schedule, plus (ii) monthly payments of accrued interest at the rate set forth in Section 2.2(a).  All outstanding principal and accrued and unpaid interest with respect to the Term Loan Advances, and all other outstanding Obligations under the Term Loan Advances, are due and payable in full on the Term Loan Maturity Date.

(d)Permitted Prepayment.  Borrower shall have the option to prepay all, but not less than all, of the Term Loan Advances advanced by the Lenders under this Agreement, provided Borrower (i) provides written notice to Agent of its election to prepay the Term Loan Advances at least ten (10) days prior to such prepayment, and (ii) pays to Agent, for the account of the Lenders in accordance with its respective Pro Rata Share, on the date of such prepayment (A) all outstanding principal plus accrued and unpaid interest, (B) the Prepayment Premium, (C) the Final Payment and (D) all other sums, if any, that shall have become due and payable, including Lenders’ Expenses and interest at the Default Rate with respect to any past due amounts.

(e)Mandatory Prepayment Upon an Acceleration.  If the Term Loan Advances are accelerated by Agent pursuant to Section 9.1 hereof, following the occurrence of an Event of Default, Borrower shall immediately pay to Agent, for the account of the Lenders in accordance with its respective Pro Rata Share, an amount equal to the sum of (i) all outstanding principal plus accrued and unpaid interest with respect to the Term Loan Advances, (ii) the Prepayment Premium, (iii) the Final Payment and (iv) all other sums, if any, that shall have become due and payable, including Lenders’ Expenses and interest at the Default Rate with respect to any past due amounts.

2.2Payment of Interest on the Credit Extensions.

(a)Interest Rate.  Subject to Section 2.2(b), the principal amount outstanding under each Term Loan Advance shall accrue interest at a floating per annum rate equal to the greater of (i) five and one-quarter of one percent (5.25%) and (ii) two and one-half of one percent (2.50%) above the Prime Rate, which interest, in each case, shall be payable monthly in accordance with Section 2.2(d) below.

(b)Default Rate.  Immediately upon the occurrence and during the continuance of an Event of Default, Obligations shall bear interest at a rate per annum which is four percent (4.0%) above the rate that is otherwise applicable thereto (the “Default Rate”).  Fees and expenses which are required to be paid by Borrower pursuant to the Loan Documents (including, without limitation, Lenders’ Expenses) but are not paid when due shall bear interest until paid at a rate equal to the highest rate applicable to the Obligations.  Payment or acceptance of the increased interest rate provided in this Section 2.2(b) is not a permitted alternative to timely payment and shall not constitute a waiver of any Event of Default or otherwise prejudice or limit any rights or remedies of Agent or any Lender.

(c)Adjustment to Interest Rate.  Changes to the interest rate of any Credit Extension based on changes to the Prime Rate shall be effective on the effective date of any change to the Prime Rate and to the extent of any such change.

(d)Payment; Interest Computation.  Interest is payable monthly on the Payment Date and shall be computed on the basis of a 360-day year for the actual number of days elapsed.  In computing interest, (i) all payments received after 12:00 p.m. Eastern time on any day shall be deemed received at the opening of business on the next Business Day, and (ii) the date of the making of any Credit Extension shall be included and the date of payment shall be excluded; provided, however, that if any Credit Extension is repaid on the same day on which it is made, such day shall be included in computing interest on such Credit Extension.

2.3Fees.  Borrower shall pay to Agent:

(a)Commitment Fee.  A fully earned, non-refundable Term Loan Advance commitment fee of One Hundred Twenty Five Thousand Dollars ($125,000.00), payable on the Effective Date, to be shared between the Lenders pursuant to their respective Term Loan Commitment Percentages;

(b)Final Payment.  The Final Payment, when due hereunder, to be shared between the Lenders pursuant to their respective Term Loan Commitment Percentages;

(c)Prepayment Premium.  The Prepayment Premium, when due hereunder, to be shared between the Lenders pursuant to their respective Term Loan Commitment Percentages;

(d)Lenders’ Expenses.  All Lenders’ Expenses (including reasonable attorneys’ fees and expenses for documentation and negotiation of this Agreement) incurred through and after the Effective Date, when due (or, if no stated due date, upon demand by Agent).

Unless otherwise provided in this Agreement or in a separate writing by Agent, Borrower shall not be entitled to any credit, rebate, or repayment of any fees earned by Agent or any Lender pursuant to this Agreement notwithstanding any termination of this Agreement or the suspension or termination of any Lender’s obligation to make loans and advances hereunder.  Agent may deduct amounts owing by Borrower under the clauses of this Section 2.2 pursuant to the terms of Section 2.4(e).  Agent shall provide Borrower written notice of deductions made from the Designated Deposit Account pursuant to the terms of the clauses of this Section 2.3.

2.4Payments; Pro Rata Treatment; Application of Payments; Debit of Accounts.

(a)All payments (including prepayments) to be made by Borrower under any Loan Document shall be made to Agent for the account of Lenders, in immediately available funds in Dollars, without setoff or counterclaim, before 12:00 p.m. Eastern time on the date when due.   Agent shall distribute such payments to Lenders in like funds as set forth in Section 2.5.  Payments of principal and/or interest received after 12:00 p.m. Eastern time are considered received at the opening of business on the next Business Day. When a payment is due on a day that is not a Business Day, the payment shall be due the next Business Day, and additional fees or interest, as applicable, shall continue to accrue until paid.

(b)Each borrowing by Borrower from Lenders hereunder shall be made according to the respective Term Loan Commitment Percentages of the relevant Lenders.

(c)Except as otherwise provided herein, each payment (including each prepayment) by Borrower on account of principal or interest on the Term Loan Advances shall be applied according to each Lender’s Pro Rata Share of the outstanding principal amount of the Term Loan Advances.  The amount of each principal prepayment of the Term Loan Advances shall be applied to reduce the then remaining installments of the Term Loan Advances based upon each Pro Rata Share of Term Loan Advances.

(d)Agent has the exclusive right to determine the order and manner in which all payments with respect to the Obligations may be applied.  Borrower shall have no right to specify the order or the accounts to which Agent shall allocate or apply any payments required to be made by Borrower to Agent or otherwise received by Agent or any Lender under this Agreement when any such allocation or application is not specified elsewhere in this Agreement.

(e)Agent may debit any of Borrower’s deposit accounts, including the Designated Deposit Account, for principal and interest payments or any other amounts Borrower owes Agent or any Lender when due. These debits shall not constitute a set-off.

(f)Unless Agent shall have been notified in writing by Borrower prior to the date of any payment due to be made by Borrower hereunder that Borrower will not make such payment to Agent, Agent may assume that Borrower is making such payment, and Agent may, but shall not be required to, in reliance upon such assumption, make available to Lenders their respective Pro Rata Share of a corresponding payment amount.  If such payment is not made to Agent by Borrower within three (3) Business Days after such due date, Agent shall be entitled to recover, on demand, from each Lender to which any amount which was made available pursuant to the preceding sentence, such amount with interest thereon at the rate per annum equal to the daily average Federal Funds Effective Rate.  Nothing herein shall be deemed to limit the rights of Agent or any Lender against Borrower.

2.5Settlement Procedures.  If Agent receives any payment for the account of Lenders on or prior to 12:00 p.m. (Eastern time) on any Business Day, Agent shall pay to each applicable Lender such Lender’s Pro Rata Share of such payment on such Business Day. If Agent receives any payment for the account of Lenders after 12:00 p.m. (Eastern time) on any Business Day, Agent shall pay to each applicable Lender such Lender’s Pro Rata Share of such payment on the next Business Day.

2.6Withholding by US Borrower.  Payments received by Agent from US Borrower under this Agreement will be made free and clear of and without deduction for any and all present or future taxes, levies, imposts, duties, deductions, withholdings, assessments, fees or other charges imposed by any Governmental Authority (including any interest, additions to tax or penalties applicable thereto).  Specifically, however, if at any time any Governmental Authority, applicable law, regulation or international agreement requires US Borrower to make any withholding or deduction from any such payment or other sum payable hereunder to Agent, US Borrower hereby covenants and agrees that the amount due from US Borrower with respect to such payment or other sum payable hereunder will be increased to the extent necessary to ensure that, after the making of such required withholding or deduction, Agent receives a net sum equal to the sum which it would have received had no withholding or deduction been required, and US Borrower shall pay the full amount withheld or deducted to the relevant Governmental Authority.  US Borrower will, upon request, furnish Agent with proof reasonably satisfactory to Agent indicating that US Borrower has made such withholding payment; provided, however, that US Borrower need not make any withholding payment if the amount or validity of such withholding payment is contested in good faith by appropriate and timely proceedings and as to which payment in full is bonded or reserved against by US Borrower.  The agreements and obligations of US Borrower contained in this Section 2.6 shall survive the termination of this Agreement.

2.7Tax Forms.  Each Lender shall deliver to Borrower, at such times as are reasonably requested by Borrower, such properly completed and executed tax documentation prescribed by law (including FATCA), or reasonably requested by Borrower, to establish such Lender’s status for withholding tax purposes or, if such Lender is entitled to an exemption from or reduction in withholding tax with respect to payments hereunder, to allow Borrower to make payments hereunder without withholding for any taxes (or otherwise at a reduced rate of withholding), including without limitation, Forms W-9, W-8BEN-E, W-8BEN, W-8IMY, or W-8EXP, as applicable.  In addition, each Lender, if reasonably requested by Borrower, shall deliver such other documentation reasonably requested by Borrower as will enable Borrower to determine whether or not such Lender is subject to backup withholding or information reporting requirements.  Any costs and expenses incurred by Lenders in connection with this Section 2.7 shall constitute Lenders’ Expenses.

2.8Net Payments and Withholding.

(a)All payments by ISR Borrower on account of the Obligations shall be made subject to applicable withholding taxes under the Israeli Income Tax Ordinance and the rules and regulations promulgated thereunder, provided however, that if a Lender provides ISR Borrower with a valid certificate of exemption from tax withholding or a determination applying a reduced withholding tax rate or any other instructions regarding the payment of withholding issued by the Israeli Tax Authority, in form and substance reasonably acceptable to ISR Borrower, then the withholding (if any) of any amounts from the payments to be made by ISR Borrower to Agent shall be made only in accordance with the provisions of such certificate.

(b)ISR Borrower will furnish Agent with proof reasonably satisfactory to Agent indicating that ISR Borrower has made all such withholding tax payments, if and to the extent such withholding tax payment is required to be made in accordance with applicable law, and will cooperate with Agent and the Lenders in connection with any information and documentation reasonably required by Agent and the Lenders in connection with credits, exemptions, rebates, or other benefits to be obtained by Agent or the Lenders in connection with such withholding payments made by ISR Borrower, which credits, exemptions, rebates, or other benefits shall be property of Agent and the Lenders, without payment to Borrower or application to any Obligations hereunder.

(c)The agreements and obligations of Borrower contained in this Section 2.8 shall survive the termination of this Agreement.

3CONDITIONS OF LOANS

3.1Conditions Precedent to Initial Credit Extension.  Each Lender’s obligation to make the initial Credit Extension hereunder is subject to the condition precedent that Agent shall have received, in form and substance satisfactory to Agent and the Lenders, such documents, and completion of such other matters, as Agent may reasonably deem necessary or appropriate, including, without limitation:

(a)duly executed original signatures to the Loan Documents;

(b)duly executed original signatures to the Warrant;

(c)the Operating Documents and long-form good standing certificates of US Borrower certified by the Secretary of State of the State of Delaware each other jurisdiction in which US Borrower is qualified to conduct business, each dated as of a date no earlier than thirty (30) days prior to the Effective Date;

(d)duly executed signatures to the completed Borrowing Resolutions for each Borrower;

(e)a certificate of an officer of ISR Borrower with respect to articles, incumbency and resolutions authorizing the execution and delivery of this Agreement, the Debentures and the other Loan Documents to which it is a party;

(f)the Lender Intercreditor Agreement, together with the duly executed original signatures thereto;

(g)certified copies, dated as of a recent date, of Lien searches (including without limitation, UCC searches and Israeli Registrar of Companies searches), as Agent may request, accompanied by written evidence (including any UCC termination statements and other Lien releases) that the Liens indicated in any such financing statements or other filings either constitute Permitted Liens or have been or, in connection with the initial Credit Extension hereunder, will be terminated or released;

(h)the Perfection Certificate of each Borrower, together with the duly executed signatures thereto;

(i)a legal opinion (authority and enforceability) of Borrower’s US counsel dated as of the Effective Date, together with the duly executed signature thereto;

(j)a legal opinion (authority and with respect to Loan Documents governed by Israeli law also enforceability) of Borrower’s Israeli counsel dated as of the Effective Date, together with the duly executed signature thereto;

(k)evidence satisfactory to Agent that the insurance policies and endorsements required by Section 6.5 hereof are in full force and effect with respect to the US Borrower, together with appropriate evidence showing lender loss payable and/or additional insured clauses or endorsements in favor of Agent;

(l)receipt by Agent of a first-ranking Lien in favor of Agent on the Charged Property pursuant to the Debentures in proper form for filing with the Israeli Registrar of Companies together with a Hebrew convenience translation thereof, all in accordance with the terms of the Debentures and the other Loan Documents; and

(m)payment of the fees and Lenders’ Expenses then due as specified in Section 2.3 hereof.

3.2Conditions Precedent to all Credit Extensions.  Each Lender’s obligation to make each Credit Extension, including the initial Credit Extension, is subject to the following conditions precedent:

(a)timely receipt by the Lenders of (i) an executed Disbursement Letter and (ii) an executed Payment/Advance Form;

(b)the representations and warranties in this Agreement and the Debentures shall be true, accurate, and complete in all material respects on the date of the Disbursement Letter (and the Payment/Advance Form) and on the Funding Date of each Credit Extension; provided, however, that such materiality qualifier shall not be applicable to any representations and warranties that already are qualified or modified by materiality in the text thereof; and provided, further that those representations and warranties expressly referring to a specific date shall be true, accurate and complete in all material respects as of such date, and no Event of Default shall have occurred and be continuing or result from the Credit Extension.  Each Credit Extension is Borrower’s representation and warranty on that date that the representations and warranties in this Agreement and the Debentures remain true, accurate, and complete in all material respects; provided, however, that such materiality qualifier shall not be applicable to any representations and warranties that already are qualified or modified by materiality in the text thereof; and provided, further that those representations and warranties expressly referring to a specific date shall be true, accurate and complete in all material respects as of such date; and

(c)Agent and each Lender determine to its satisfaction that there has not been any material impairment in the general affairs, management, results of operation, financial condition or the prospect of repayment of the Obligations, or any material adverse deviation by Borrower from the most recent business plan of Borrower presented to and accepted by Agent and the Lenders.

3.3Covenant to Deliver. Borrower agrees to deliver to Agent and each Lender each item required to be delivered to Agent and each Lender under this Agreement as a condition precedent to any Credit Extension.  Borrower expressly agrees that a Credit Extension made prior to the receipt by Agent and each Lender of any such item shall not constitute a waiver by Agent or Lenders of Borrower’s obligation to deliver such item, and the making of any Credit Extension in the absence of a required item shall be in each Lender’s sole discretion.

3.4Procedures for Borrowing.

(a)Term Loan Advances.  Subject to the prior satisfaction of all other applicable conditions to the making of a Credit Extension set forth in this Agreement, to obtain a Credit Extension, Borrower shall notify Agent (which notice shall be irrevocable) by electronic mail, facsimile, or telephone by 12:00 p.m. Eastern time at least five (5) Business Days before the proposed Funding Date of such Credit Extension.  Together with any such electronic or facsimile notification, Borrower shall deliver to Agent by electronic mail or facsimile a completed Disbursement Letter (and Payment/Advance Form) executed by an Authorized Signer.  Agent may rely on any telephone notice given by a person whom Agent believes is an Authorized Signer.  On the Funding Date, Agent shall credit the Credit Extensions to the Designated Deposit Account.  Agent may make Credit Extensions under this Agreement based on instructions from an Authorized Signer or without instructions if the Credit Extensions are necessary to meet Obligations which have become due

(b)Funding.  In determining compliance with any condition hereunder to the making of a Credit Extension that, by its terms, must be fulfilled to the satisfaction of a Lender, Agent may presume that such condition is satisfactory to such Lender unless Agent shall have received notice to the contrary from such Lender prior to the making of such Credit Extension.  Unless Agent shall have been notified in writing by any Lender prior to the date of any Credit Extension, that such Lender will not make the amount that would constitute its share of such borrowing available to Agent, Agent may assume that such Lender is making such amount available to Agent, and Agent may, in reliance upon such assumption, make available to Borrower a corresponding amount.  If such amount is not made available to Agent by the required time on the Funding Date therefor, such Lender shall pay to Agent, on demand, such amount with interest thereon, at a rate equal to the greater of (i) the Federal Funds Effective Rate or (ii) a rate determined by Agent in accordance with banking industry rules on interbank compensation, for the period until such Lender makes such amount immediately available to Agent.  If such Lender’s share of such Credit Extension is not made available to Agent by such Lender within three (3) Business Days after such Funding Date, Agent shall also be entitled to recover such amount with interest thereon at the rate per annum applicable to the Term Loan Advances, on demand, from Borrower.

4CREATION OF SECURITY INTEREST

4.1Grant of Security Interest.  Borrower hereby grants Agent, for the ratable benefit of the Lenders, to secure the payment and performance in full of all of the Obligations, a continuing security interest in, and pledges to Agent, for the ratable benefit of the Lenders, the Collateral, wherever located, whether now owned or hereafter acquired or arising, and all proceeds and products thereof.  For clarity, any reference to “Agent’s Lien” or any granting of collateral to Agent in this Agreement or any Loan Document means the Lien granted to Agent for the ratable benefit of the Lenders.

Borrower acknowledges that it previously has entered, and/or may in the future enter, into Bank Services Agreements with SVB. Regardless of the terms of any Bank Services Agreement, Borrower agrees that any amounts

Borrower owes SVB thereunder shall be deemed to be Obligations hereunder and that it is the intent of Borrower and SVB to have all such Obligations secured by the first priority perfected security interest in the Collateral granted herein and the first ranking charges granted under the Debentures (subject only to Permitted Liens that are permitted pursuant to the terms of this Agreement to have superior priority to Agent’s Lien in this Agreement), and by any and all other security agreements, mortgages or other collateral granted to Agent by Borrower as security for the Obligations, now or in the future.

If this Agreement is terminated, Agent’s Lien in the Collateral shall continue until the Obligations (other than inchoate indemnity obligations) are repaid in full in cash.  Upon payment in full in cash of the Obligations (other than inchoate indemnity obligations) and at such time as the Lenders’ obligation to make Credit Extensions has terminated, Agent shall, at the sole cost and expense of Borrower, release its Liens in the Collateral (and provide a payoff letter and other reasonably requested termination documents and filings) and all rights therein shall revert to Borrower.  In the event (x) all Obligations (other than inchoate indemnity obligations), except for Bank Services, are satisfied in full, and (y) this Agreement and the Debentures are terminated, Agent shall terminate the security interest granted herein and the charges granted under the Debentures (in each case, including by the delivery of a payoff letter and other terminations and releases reasonably requested from time to time by Borrower, in each case at the sole cost and expense of Borrower) upon Borrower providing to SVB cash collateral acceptable to SVB in its good faith business judgment for Bank Services, if any. In the event such Bank Services consist of outstanding Letters of Credit, Borrower shall provide to SVB cash collateral in an amount equal to (x) if such Letters of Credit are denominated in Dollars, then at least one hundred five percent (105.0%); and (y) if such Letters of Credit are denominated in a Foreign Currency, then  at least one hundred ten percent (110.0%), of the Dollar Equivalent of the face amount of all such Letters of Credit plus, in each case, all interest, fees, and costs due or to become due in connection therewith (as estimated by SVB in its business judgment), to secure all of the Obligations relating to such Letters of Credit.

4.2Priority of Security Interest.  Borrower represents, warrants, and covenants that the security interests granted herein and in the Debentures are and shall at all times continue to be a first priority perfected security interests in the Collateral (subject only to Permitted Liens that are permitted pursuant to the terms of this Agreement to have superior priority to Agent’s Lien under this Agreement).  If Borrower shall acquire a commercial tort claim that could reasonably be expected to result in proceeds to Borrower in excess of Two Hundred Fifty Thousand Dollars ($250,000.00), Borrower shall promptly notify Agent in a writing signed by Borrower of the general details thereof and grant to Agent, for the ratable benefit of the Lenders, in such writing a security interest therein and in the proceeds thereof, all upon the terms of this Agreement, with such writing to be in form and substance reasonably satisfactory to Agent.

4.3Debentures.  ISR Borrower undertakes to create, in favor of Agent, for the ratable benefit of the Lenders, a first ranking floating charge over all of the present and future assets of ISR Borrower whether now existing or hereafter created, and a first ranking fixed charge over ISR Borrower’s registered and unissued share capital, its reputation and goodwill, Accounts, its rights to receive funds from its customers and other fixed assets and any tax benefit it may have, in accordance with a debenture of floating charge and fixed charge in the form of debenture attached as Exhibit D and Exhibit D-1 respectively (as amended, modified or restated from time to time, jointly, the “Debentures” and each, a “Debenture”). The initial exhibits A and B to be attached to ISR Borrower’s fixed charge Debenture are attached hereto as Exhibit D-2 and Exhibit D-3, respectively. In addition,  ISR Borrower undertakes to create within twenty (20) days of the end of each calendar year, and more often if requested at the sole and absolute discretion of Agent, a first ranking fixed charge over (i) each Account which is outstanding at such time, (ii) ISR Borrower’s rights, whether then existing or thereafter created, to receive funds from its customers and (iii) ISR Borrower’s Equipment, all in accordance with a debenture of fixed charge in the form of the debenture attached hereto as Exhibit D-1) (or in the form of an amendment to the existing Debenture, at the Agent’s discretion; each such new and/or amended debenture shall also be included in the definition of the term “Debenture” herein). Borrower warrants and represents that the charges of the Debentures, upon the filing thereof, shall be first priority fixed and floating charges (as provided therein) in the Collateral.

In addition to and without limiting the foregoing, all Obligations shall also be secured by (a) any and all properties, rights and assets of ISR Borrower granted by ISR Borrower to Agent now, or in the future, in which ISR Borrower obtains an interest, or the power to transfer rights in, including, without limitation, the Charged Property as set forth in the Debentures, and (b) any and all security agreements, mortgages or other collateral agreements granted by ISR Borrower to Agent, now or in the future.

4.4Authorization to File Financing Statements.  Borrower hereby authorizes Agent, on behalf of the Lenders, to file financing statements and other similar forms, without notice to Borrower, with all appropriate jurisdictions to perfect or protect Agent’s and Lenders’ interest or rights hereunder, including a notice that any disposition of the Collateral, by either Borrower or any other Person, shall be deemed to violate the rights of Agent under the Code.  Such financing statements and other similar forms may indicate the Collateral as “all assets of the Debtor” or words of similar effect, or as being of an equal or lesser scope, or with greater detail, all in Agent’s discretion.

5REPRESENTATIONS AND WARRANTIES

Borrower represents and warrants as follows:

5.1Due Organization, Authorization; Power and Authority.  Borrower is duly organized, validly existing, and with respect to ISR Borrower, not in a status of “breaching company” (as such term is defined under the Israeli Companies Law 5759-1999), and with respect to US Borrower, in good standing as a Registered Organization in its jurisdiction of formation and is qualified and licensed to do business and is in good standing in any other jurisdiction in which the conduct of its business or its ownership of property and other assets or business which it is engaged in requires that it be qualified except where the failure to do so could not reasonably be expected to have a material adverse effect on Borrower’s business. In connection with this Agreement, each Borrower has delivered to Agent and each Lender a completed certificate signed by such Borrower, entitled “Perfection Certificate” (collectively, the “Perfection Certificate”).  Each Borrower represents and warrants to Agent and each Lender that: (a) such Borrower’s exact legal name is that indicated on the Perfection Certificate and on the signature page hereof; (b) such Borrower is an organization of the type and is organized or in incorporated in the jurisdiction set forth in the Perfection Certificate; (c) the Perfection Certificate accurately sets forth Borrower’s organizational identification number or accurately states that Borrower has none; (d) the Perfection Certificate accurately sets forth such Borrower’s place of business, or, if more than one, its chief executive office as well as such Borrower’s mailing address (if different than its chief executive office); (e) except as indicated on the Perfection Certificate, such Borrower (and each of its predecessors) has not, in the past five (5) years, changed its jurisdiction of formation, organizational structure or type, or any organizational number assigned by its jurisdiction; and (f) all other information set forth on the Perfection Certificate pertaining to such Borrower and each of its Subsidiaries is accurate and complete in all material respects (it being understood and agreed that Borrower may from time to time update certain information in the Perfection Certificate after the Effective Date to the extent permitted by one or more specific provisions in this Agreement).   If any Borrower is not now a Registered Organization but later becomes one, such Borrower shall promptly notify Agent of such occurrence and provide Agent with such Borrower’s organizational identification number.

The execution, delivery and performance by Borrower of the Loan Documents to which it is a party have been duly authorized, and do not (i) conflict with any of Borrower’s organizational documents, (ii) contravene, conflict with, constitute a default under or violate any material Requirement of Law, (iii) contravene, conflict or violate any applicable order, writ, judgment, injunction, decree, determination or award of any Governmental Authority by which Borrower or any of its Subsidiaries or any of their property or assets may be bound or affected, (iv) require any action by, filing, registration, or qualification with, or Governmental Approval from, any Governmental Authority (except such Governmental Approvals which have already been obtained and are in full force and effect, filings and registrations contemplated by this Agreement, the filing and registration of Debentures with the Israeli Registrar of Companies to be made on a post-closing basis and approval from the Israeli Innovation Authority as described in Schedule 5.13) or (v) conflict with, contravene, constitute a default or breach under, or result in or permit the termination or acceleration of, any material agreement by which Borrower is bound.  Borrower is not in default under any agreement to which it is a party or by which it is bound in which the default could reasonably be expected to have a material adverse effect on Borrower’s business.

5.2Collateral.  Borrower has good title to, rights in, and the power to transfer each item of the Collateral upon which it purports to grant a Lien under this Agreement and under the Debentures and other Loan Documents, free and clear of any and all Liens except Permitted Liens.  Borrower has no Collateral Accounts at or with any bank or financial institution other than SVB or SVB’s Affiliates except for the Collateral Accounts described in the Perfection Certificate delivered to Agent and each Lender in connection herewith and which US Borrower has given Agent notice and taken such actions as are necessary to give Agent, for the ratable benefit of the Lenders, a perfected security interest therein, pursuant to the terms of Section 6.6(b).  The Accounts are bona fide, existing obligations of the Account Debtors.

The Collateral is not in the possession of any third party bailee (such as a warehouse) except as otherwise provided in the Perfection Certificate.  None of the components of the Collateral shall be maintained at locations other than as provided in the Perfection Certificate or as permitted pursuant to Section 7.2.

All Inventory is in all material respects of good and marketable quality, free from material defects.

Borrower is the sole owner of the Intellectual Property which it owns or purports to own except for (a) non-exclusive licenses granted to its customers in the ordinary course of business, (b) over-the-counter software that is commercially available to the public, and (c) material Intellectual Property licensed to Borrower and noted on the Perfection Certificate.  Each Patent which it owns or purports to own and which is material to Borrower’s business is valid and enforceable, and no part of the Intellectual Property which Borrower owns or purports to own and which is material to Borrower’s business has been judged invalid or unenforceable, in whole or in part.  To the best of Borrower’s knowledge, no claim has been made that any part of the Intellectual Property violates the rights of any third party except to the extent such claim would not reasonably be expected to have a material adverse effect on Borrower’s business. Except as noted on the Perfection Certificate, Borrower is not a party to, nor is it bound by, any Restricted License.

5.3Litigation.  There are no actions or proceedings pending or, to the knowledge of any Responsible Officer, threatened in writing by or against Borrower or any of its Subsidiaries reasonably expected to result in liability involving more than, individually or in the aggregate, Two Hundred Fifty Thousand Dollars ($250,000.00).

5.4Financial Statements; Financial Condition.  All consolidated financial statements for Borrower and any of its Subsidiaries delivered to Agent and the Lenders fairly present in all material respects Borrower’s consolidated financial condition and Borrower’s consolidated results of operations.  There has not been any material deterioration in Borrower’s consolidated financial condition since the date of the most recent financial statements submitted to Agent and the Lenders.

5.5Solvency.  The fair salable value of Borrower’s consolidated assets (including goodwill minus disposition costs) exceeds the fair value of Borrower’s liabilities; Borrower is not left with unreasonably small capital after the transactions in this Agreement; and Borrower is able to pay its debts (including trade debts) as they mature.

5.6Regulatory Compliance.  Borrower is not an “investment company” or a company “controlled” by an “investment company” under the Investment Company Act of 1940, as amended.  Borrower is not engaged as one of its important activities in extending credit for margin stock (under Regulations X, T and U of the Federal Reserve Board of Governors).  Borrower (a) has complied in all material respects with all Requirements of Law, and (b) has not violated any Requirements of Law the violation of which could reasonably be expected to have a material adverse effect on its business.  None of Borrower’s or any of its Subsidiaries’ properties or assets has been used by Borrower or any Subsidiary or, to the best of Borrower’s knowledge, by previous Persons, in disposing, producing, storing, treating, or transporting any hazardous substance other than legally.  Borrower and each of its Subsidiaries have obtained all consents, approvals and authorizations of, made all declarations or filings with, and given all notices to, all Governmental Authorities that are necessary to continue their respective businesses as currently conducted.

5.7Subsidiaries; Investments.  Borrower does not own any stock, partnership, or other ownership interest or other equity securities except for Permitted Investments.

5.8Tax Returns and Payments; Pension Contributions.  Borrower has timely filed all required tax returns and reports, and Borrower has timely paid all foreign, federal, Israeli, state and local taxes, assessments, deposits and contributions owed by Borrower except (a) to the extent such taxes are being contested in good faith by appropriate proceedings promptly instituted and diligently conducted, so long as such reserve or other appropriate provision, if any, as shall be required in conformity with GAAP shall have been made therefor, or (b) if such taxes, assessments, deposits and contributions do not, individually or in the aggregate, exceed Twenty-Five Thousand Dollars ($25,000.00).

To the extent Borrower defers payment of any contested taxes, Borrower shall (i) notify Agent in writing of the commencement of, and any material development in, the proceedings and (ii) post bonds or take any other steps required to prevent the Governmental Authority levying such contested taxes from obtaining a Lien upon any of the Collateral that is other than a “Permitted Lien.”  Borrower is unaware of any claims or adjustments proposed for any of Borrower’s prior tax years which could result in additional taxes becoming due and payable by Borrower in excess of Twenty-Five Thousand Dollars ($25,000.00).  Borrower has paid all amounts necessary to fund all present pension, profit sharing and deferred compensation plans in accordance with their terms, and Borrower has not withdrawn from participation in, and has not permitted partial or complete termination of, or permitted the occurrence of any other event with respect to, any such plan which could reasonably be expected to result in any liability of Borrower, including any liability to the Pension Benefit Guaranty Corporation or its successors or any other governmental agency.

5.9Use of Proceeds.  Borrower shall use the proceeds of the Credit Extensions as working capital and to fund its general business requirements and not for personal, family, household or agricultural purposes.

5.10Full Disclosure.  No written representation, warranty or other statement of Borrower in any certificate or written statement given to Agent or any Lender in connection with the Loan Documents, or the transactions contemplated thereby, as of the date such representation, warranty, or other statement was made, taken together with all such written certificates and written statements given to Agent or any Lender, contains any untrue statement of a material fact or omits to state a material fact necessary to make the statements contained in the certificates or statements not misleading (it being recognized by Agent and each Lender that the projections and forecasts provided by Borrower in good faith and based upon reasonable assumptions are not viewed as facts and that actual results during the period or periods covered by such projections and forecasts may differ from the projected or forecasted results).

5.11Definition of “Knowledge.”  For purposes of the Loan Documents, whenever a representation or warranty is made to Borrower’s knowledge or awareness, to the “best of” Borrower’s knowledge, or with a similar qualification, knowledge or awareness means the actual knowledge, after reasonable investigation, of any Responsible Officer.

5.12No Winding-Up.  Borrower has not taken any corporate or other action nor has any application been made or any other steps been taken or legal proceedings been started or (to the best of Borrower’s knowledge and belief having made due and proper enquiry) threatened in writing against Borrower or any of its Subsidiaries for its winding-up or for the appointment of a liquidator, trustee, receiver, administrative receiver, administrator, examiner or similar officer of it or of any or all of its assets.

5.13The Israel Innovation Authority and Investment Center.  As of the Effective Date, Borrower has not received any grants, funds or benefits (including, but not limited to, tax benefits) from the IIA (formerly known as, the Office of Chief Scientist) or Investment Center, or the Binational Industrial Research and Development Foundation or any other Governmental Authority except as provided in Schedule 5.13.  Borrower is not obligated to pay any royalties or any other payments to the IIA or Investment Center or the Binational Industrial Research and Development Foundation or any other Governmental Authority, except as provided in Schedule 5.13. The transactions contemplated under this Agreement, the Debentures and any other Loan Document (including the realization of the Charged Property) are not subject to any right and do not require the approval of the Israel Innovation Authority or Investment Center or the Binational Industrial Research and Development Foundation or any other Governmental Authority, except as provided in Schedule 5.13.

6AFFIRMATIVE COVENANTS

Borrower shall do all of the following:

6.1Government Compliance.

(a)Maintain its and all its Subsidiaries’ legal existence and good standing in their respective jurisdictions of formation and maintain qualification in each jurisdiction in which the failure to so qualify would reasonably be expected to have a material adverse effect on Borrower’s business or operations.  Borrower shall comply, and have each Subsidiary comply, in all material respects, with all laws, ordinances and regulations to which it is subject.

(b)Obtain all of the Governmental Approvals necessary for the performance by Borrower of its obligations under the Loan Documents to which it is a party and the grant of a security interest to Agent, for the ratable benefit of the Lenders, in all of its property as provided hereunder and under the Debentures.  Borrower shall promptly provide copies of any such obtained Governmental Approvals to Agent.

6.2Financial Statements, Reports, Certificates.  Provide Agent and each Lender with the following:

(a)Monthly Financial Statements.  As soon as available, but no later than thirty (30) days after the last day of each month, a company prepared consolidated balance sheet, and income statement covering Borrower’s consolidated operations for such month certified by a Responsible Officer of US Borrower and in a form of presentation reasonably acceptable to Agent (the “Monthly Financial Statements”);

(b)Monthly Compliance Certificate.  Within thirty (30) days after the last day of each month and together with the Monthly Financial Statements, a duly completed Compliance Certificate signed by a Responsible Officer, certifying that as of the end of such month, Borrower was in full compliance with all of the terms and conditions of this Agreement, and setting forth calculations showing compliance with the financial covenants (if any) set forth in this Agreement and such other information as Agent or the Lenders may reasonably request;

(c)Board Projections.  As soon as available, at least annually, but no later than thirty (30) days after approval by the Board and promptly following any Board approved updates or changes thereto, annual operating budgets and financial projections;

(d)Annual Audited Financial Statements.  As soon as available, but no later than within one hundred eighty (180) days after the last day of Borrower’s fiscal year, audited consolidated financial statements prepared under GAAP, consistently applied, together with an unqualified opinion on the financial statements from an independent certified public accounting firm reasonably acceptable to Agent (it being understood and agreed that Deloitte and any other public accounting firm of nationally recognized standing is acceptable to Agent);

(e)Other Statements.  Within five (5) days of delivery, copies of all statements, reports and notices made available to Borrower’s security holders or to any holders of Subordinated Debt;

(f)SEC Filings.  In the event that Borrower becomes subject to the reporting requirements under the Exchange Act, within five (5) days of filing, copies of all periodic and other reports, proxy statements and other materials filed by Borrower with the SEC, any Governmental Authority succeeding to any or all of the functions of the SEC or with any national securities exchange, or distributed to its shareholders, as the case may be.  Documents required to be delivered pursuant to the terms hereof (to the extent any such documents are included in materials otherwise filed with the SEC) may be delivered electronically and if so delivered, shall be deemed to have been delivered on the date on which Borrower posts such documents, or provides a link thereto, on Borrower’s website on the internet at Borrower’s website address; provided, however, Borrower shall promptly notify Agent and the Lenders in writing (which may be by electronic mail) of the posting of any such documents;

(g)Legal Action Notice.  A prompt report of any legal actions pending or threatened in writing against Borrower or any of its Subsidiaries that would reasonably be expected to result in damages or costs to Borrower or any of its Subsidiaries of, individually or in the aggregate, Two Hundred Fifty Thousand Dollars ($250,000.00) or more;

(h)Additional Reporting Requirement. A written description of any changes to the beneficial ownership information set out in Section 14 of the Perfection Certificate in the Compliance Certificate.  Borrower understands and acknowledges that each Lender relies on such true, accurate and up-to-date beneficial ownership information to meet such Lender’s regulatory obligations to obtain, verify and record information about the beneficial owners of its legal entity customers; and

(i)Other Financial Information.  Other financial information reasonably requested by Agent or any Lender.

Notwithstanding anything in this Section 6.2 to the contrary, any financial statement required to be furnished pursuant to Section 6.2(d), (e), (f) or (g) shall be deemed to have been furnished on the date on which Borrower has filed such financial statement with the SEC and such financial statement is available on the EDGAR website on the Internet at www.sec.gov or any successor government website that is freely and readily available to Agent without charge.

6.3Taxes; Pensions.  (i) Timely file, and require each of its Subsidiaries to timely file, all required tax returns and reports and timely pay, and require each of its Subsidiaries to timely pay, all foreign, federal, state and local taxes, assessments, deposits and contributions owed by Borrower and each of its Subsidiaries, except for (x) deferred payment of any taxes contested pursuant to the terms of Section 5.8 hereof, and shall deliver to Agent, on demand, appropriate certificates attesting to such payments, or (y) such taxes, assessments, deposits and contributions that do not, individually or in the aggregate, exceed Twenty-Five Thousand Dollars ($25,000.00), and (ii) pay all amounts necessary to fund all present pension, profit sharing and deferred compensation plans in accordance with their terms.

6.4Inventory; Returns.  Keep all Inventory in good and marketable condition, free from material defects.  Returns and allowances between Borrower and its Account Debtors shall follow Borrower’s customary practices as they exist at the Effective Date.  Borrower must promptly notify Agent and the Lenders of all returns, recoveries, disputes and claims that involve more than One Hundred Thousand Dollars ($100,000.00).

6.5Insurance.

(a)Keep its business and the Collateral insured for risks and in amounts standard for companies in Borrower’s industry and location and as Agent may reasonably request.  Insurance policies shall be in a form, with financially sound and reputable insurance companies that are not Affiliates of Borrower, and in amounts that are satisfactory to Agent.  All property policies shall have a lender’s loss payable endorsement showing Agent as the sole lender loss payee.  All liability policies shall show, or have endorsements showing, Agent as an additional insured.  Agent shall be named as lender loss payee and/or additional insured with respect to any such insurance providing coverage in respect of any Collateral.

(b)Ensure that proceeds payable under any property policy are, at Agent’s option, payable to Agent for the ratable benefit of the Lenders on account of the Obligations.

(c)At Agent’s request, Borrower shall deliver certified copies of insurance policies and evidence of all premium payments.  Each provider of any such insurance required under this Section 6.5 shall agree, by endorsement upon the policy or policies issued by it or by independent instruments furnished to Agent, that it will give Agent thirty (30) days prior written notice before any such policy or policies shall be materially altered or canceled.  With respect to any insurance policy of ISR Borrower, Agent shall be designated as a “Motav” in the meaning and for the purposes of the Israeli Insurance Contract Law 5741-1981.  If Borrower fails to obtain insurance as required under this Section 6.5 or to pay any amount or furnish any required proof of payment to third persons and Agent, Agent may make all or part of such payment or obtain such insurance policies required in this Section 6.5, and take any action under the policies Agent deems prudent.

6.6Operating Accounts.

(a)Maintain all of Borrower’s and all of its Subsidiaries’ operating, depository and securities/investment accounts with SVB and SVB’s Affiliates.  Notwithstanding the foregoing, ISR Borrower may maintain accounts with financial institutions in Israel, provided that, after the Transition Period, the maximum aggregate balance in all such accounts together shall not at any time exceed Two Million Dollars ($2,000,000.00).

(b)Provide Agent five (5) days prior written notice before establishing any Collateral Account at or with any bank or financial institution other than SVB or SVB’s Affiliates. Borrower shall indicate in the Compliance Certificate provided to Agent in accordance with Section 6.2(b) above any deposit or securities account it holds at or with any bank or financial institution other than SVB or SVB’s Affiliates and the aggregate value of deposits and/or securities in any such account.  In addition, for each account that the Lenders in their sole discretion permit Borrower at any time to open or maintain (other than accounts at SVB), Borrower shall cause the applicable bank or financial institution (other than SVB) at or with which any such Collateral Account is opened or maintained to execute and deliver a Control Agreement or other appropriate instrument with respect to such Collateral Account to perfect Agent’s Lien in such Collateral Account in accordance with the terms hereunder, which Control Agreement may not be terminated without the prior written consent of the Lenders.  The provisions of the previous sentence shall not apply to (a) ISR Borrower’s accounts at Bank and other financial institutions in Israel, subject to the provisions of Section 6.6(a) above, and (b) deposit accounts exclusively used for payroll, payroll taxes and other employee wage and benefit payments to or for the benefit of Borrower’s employees and identified to Agent and the Lenders by Borrower as such.

6.7Protection of Intellectual Property Rights.

(a)(i) Protect, defend and maintain the validity and enforceability of any Intellectual Property material to Borrower’s business; (ii) promptly advise Agent in writing of material infringements or any other event that could reasonably be expected to materially and adversely affect the value of its Intellectual Property material to Borrower’s business; and (iii) not allow any Intellectual Property material to Borrower’s business to be abandoned, forfeited or dedicated to the public without Agent’s written consent.

(b)Provide written notice to Agent within ten (10) days of entering or becoming bound by any Restricted License (other than over-the-counter software that is commercially available to the public).  Borrower shall take such commercially reasonable steps as Agent reasonably requests to obtain the consent of, or waiver by, any person whose consent or waiver is necessary for (i) any Restricted License to be deemed “Collateral” and for Agent to have a security interest in it that might otherwise be restricted or prohibited by law or by the terms of any such Restricted License, whether now existing or entered into in the future, and (ii) Agent to have the ability in the event of a liquidation of any Collateral to dispose of such Collateral in accordance with Agent’s and the Lenders’ rights and remedies under this Agreement (subject to the terms of Section 9.1 hereof) and the other Loan Documents.

6.8Litigation Cooperation.  From the date hereof and continuing through the termination of this Agreement, make available to Agent, without expense to Agent or any Lender, Borrower and its officers, employees and agents and Borrower’s books and records, to the extent that Agent and/or the Lenders may deem them reasonably necessary to prosecute or defend any third-party suit or proceeding instituted by or against Agent and/or any Lender with respect to any Collateral or relating to Borrower.

6.9Access to Collateral; Books and Records.  Allow Agent or its agents, at reasonable times, on five (5) Business Days’ notice (provided no notice is required if an Event of Default has occurred and is continuing), to inspect the Collateral and audit and copy Borrower’s Books.  Such inspections or audits shall be conducted no more often than once every twelve (12) months unless an Event of Default has occurred and is continuing in which case such inspections and audits shall occur as often as Agent shall determine is necessary.  The foregoing inspections and audits shall be at Borrower’s expense and the charge therefor shall be Two Thousand Dollars ($2,000.00) per person per day (or such higher amount as shall represent Agent’s then-current standard charge for the same), plus reasonable out-of-pocket expenses.  In the event Borrower and Agent schedule an audit more than eight (8) days in advance, and Borrower cancels or reschedules the audit with less than eight (8) days written notice to Agent, then (without limiting any of Agent’s or any Lender’s rights or remedies) Borrower shall pay Agent a fee of Two Thousand Dollars ($2,000.00) plus any out-of-pocket expenses incurred by Agent to compensate Agent for the anticipated costs and expenses of the cancellation or rescheduling.

6.10Further Assurances.  Execute any further instruments and take further action as Agent and the Lenders reasonably request to perfect or continue Agent’s Lien in the Collateral or to effect the purposes of this Agreement.  Deliver to Agent and the Lenders, within five (5) days after the same are sent or received, copies of all correspondence, reports, documents and other filings with any Governmental Authority regarding compliance with or maintenance of Governmental Approvals or Requirements of Law or that could reasonably be expected to have a material effect on any of the Governmental Approvals or otherwise on the operations of Borrower or any of its Subsidiaries.

6.11Grants.  Obtain the prior written consent of Agent and the Lenders (not to be unreasonably withheld) before receiving any grants, funds or benefits, or filing for an application to receive funding from the IIA or the Investment Center or the Binational Industrial Research and Development Foundation or any other Governmental Authority.

6.12Post-Closing Deliverable.  Deliver to Agent, in form and substance satisfactory to Agent and the Lenders, (a) within forty-five (45) days after the Effective Date, written approval from the IIA with respect to the creation of the security interest by ISR Borrower over Intellectual Property with respect which grants from the Israeli Innovation Authority were received in favor of Agent and (b) within thirty (30) days after the Effective Date, evidence satisfactory to Agent that the insurance policies and endorsements required by Section 6.5 hereof are in full force and effect with respect to ISR Borrower.

7NEGATIVE COVENANTS

Borrower shall not do any of the following without the prior written consent of the Lenders:

7.1Dispositions.  Convey, sell, lease, transfer, assign, or otherwise dispose of (collectively a “Transfer”), or permit any of its Subsidiaries to Transfer, all or any part of its business or property, except for Transfers (a) of Inventory in the ordinary course of business; (b) of worn-out or obsolete Equipment that is, in the reasonable judgment of Borrower, no longer economically practicable to maintain or useful in the ordinary course of business of Borrower; or (c) consisting of Permitted Liens and Permitted Investments.

7.2Changes in Business, Management, Control, or Business Locations.  (a) Engage in or permit any of its Subsidiaries to engage in any business other than the businesses currently engaged in by Borrower and such Subsidiary, as applicable, or reasonably related thereto; (b) liquidate or dissolve; (c) fail to provide notice to Agent and Lenders of any Key Person departing from or ceasing to be employed by Borrower within ten (10) Business Days after such Key Person’s departure from Borrower; or (d) permit or suffer any Change in Control.

Borrower shall not, without at least ten (10) days prior written notice to Agent: (1) add any new offices or business locations, including warehouses (unless such new offices or business locations contain less than One Hundred Thousand Dollars ($100,000.00) in Borrower’s assets or property) or deliver any portion of the Collateral valued, individually or in the aggregate, in excess of One Hundred Thousand Dollars ($100,000.00) to a bailee at a location other than to a bailee and at a location already disclosed in the Perfection Certificate, (2) change its jurisdiction of organization, (3) change its organizational structure or type, (4) change its legal name, or (5) change any organizational number (if any) assigned by its jurisdiction of organization.  If Borrower intends to add any new offices or business locations, including warehouses, containing in excess of One Hundred Thousand Dollars ($100,000.00) of Borrower’s assets or property, then Borrower will cause the landlord of any such new offices or business locations, including warehouses, to execute and deliver a landlord consent in form and substance satisfactory to Agent.   If Borrower intends to deliver any portion of the Collateral valued, individually or in the aggregate, in excess of One Hundred Thousand Dollars ($100,000.00) to a bailee, and Agent and such bailee are not already parties to a bailee agreement governing both the Collateral and the location to which Borrower intends to deliver the Collateral, then Borrower will cause such bailee to execute and deliver a bailee agreement in form and substance reasonably satisfactory to Agent.

7.3Mergers or Acquisitions.  Merge or consolidate, or permit any of its Subsidiaries to merge or consolidate, with any other Person, or acquire, or permit any of its Subsidiaries to acquire, all or substantially all of the capital stock or property of another Person (including, without limitation, by the formation of any Subsidiary).  A Subsidiary may merge or consolidate into another Subsidiary or into Borrower.

7.4Indebtedness.  Create, incur, assume, or be liable for any Indebtedness, or permit any Subsidiary to do so, other than Permitted Indebtedness.

7.5Encumbrance.  Create, incur, allow, or suffer any Lien on any of its property, or assign or convey any right to receive income, including the sale of any Accounts, or permit any of its Subsidiaries to do so, except for Permitted Liens, permit any Collateral not to be subject to the first priority security interest granted herein or the charges granted under the Debentures, or enter into any agreement, document, instrument or other arrangement (except with or in favor of Agent, for the ratable benefit of the Lenders) with any Person which directly or indirectly prohibits or has the effect of prohibiting Borrower or any Subsidiary from assigning, mortgaging, pledging, granting a security interest in or upon, or encumbering any of Borrower’s or any Subsidiary’s Intellectual Property, except as is otherwise permitted in Section 7.1 hereof and the definition of “Permitted Liens” herein.

7.6Maintenance of Collateral Accounts.  Maintain any Collateral Account except pursuant to the terms of Section 6.6(b) hereof.

7.7Distributions; Investments.  (a) Pay any dividends or make any distribution or payment or redeem, retire or purchase any capital stock, provided that (i) Borrower may make payments in cash for any fractional units in connection with the exercise or conversion of warrants or other securities in an amount not to exceed Fifty Thousand Dollars ($50,000.00) per fiscal year, (ii) ISR Borrower and any other Subsidiary may make dividends or distributions to US Borrower, and (iii) Borrower may repurchase the stock of former employees, officers, directors or consultants pursuant to stock repurchase agreements so long as an Event of Default does not exist at the time of such repurchase and would not exist after giving effect to such repurchase, provided that the aggregate amount of all such repurchases does not exceed One Hundred Fifty Thousand Dollars ($150,000.00) per fiscal year; or (b) directly or indirectly make any Investment (including, without limitation, by the formation of any Subsidiary) other than Permitted Investments, or permit any of its Subsidiaries to do so.

7.8Transactions with Affiliates.  Directly or indirectly enter into or permit to exist any material transaction with any Affiliate of Borrower, except for transactions that are in the ordinary course of Borrower’s business, upon fair and reasonable terms that are no less favorable to Borrower than would be obtained in an arm’s length transaction with a non-affiliated Person.

7.9Subordinated Debt.  (a) Make or permit any payment on any Subordinated Debt, except under the terms of the subordination, intercreditor, or other similar agreement to which such Subordinated Debt is subject, or (b) amend any provision in any document relating to the Subordinated Debt which would increase the amount thereof, provide for earlier or greater principal, interest, or other payments thereon, or adversely affect the subordination thereof to Obligations owed to Agent and the Lenders.

7.10Compliance.  Become an “investment company” or a company controlled by an “investment company”, under the Investment Company Act of 1940, as amended, or undertake as one of its important activities extending credit to purchase or carry margin stock (as defined in Regulation U of the Board of Governors of the Federal Reserve System), or use the proceeds of any Credit Extension for that purpose; fail to (a) meet the minimum funding requirements of ERISA, (b) prevent a Reportable Event or Prohibited Transaction, as defined in ERISA, from occurring, or (c) comply with the Federal Fair Labor Standards Act, the failure of any of the conditions described in clauses (a) through (c) which could reasonably be expected to have a material adverse effect on Borrower’s business; or violate any other law or regulation, if the violation could reasonably be expected to have a material adverse effect on Borrower’s business, or permit any of its Subsidiaries to do so; withdraw or permit any Subsidiary to withdraw from participation in, permit partial or complete termination of, or permit the occurrence of any other event with respect to, any present pension, profit sharing and deferred compensation plan which could reasonably be expected to result in any liability of Borrower, including any liability to the Pension Benefit Guaranty Corporation or its successors or any other governmental agency.

8EVENTS OF DEFAULT

Any one of the following shall constitute an event of default (an “Event of Default”) under this Agreement:

8.1Payment Default.  Borrower fails to (a) make any payment of principal or interest on any Credit Extension when due, or (b) pay any other Obligations within three (3) Business Days after such Obligations are due and payable (which three (3) Business Day cure period shall not apply to payments due on the Term Loan Maturity Date).  During the cure period, the failure to make or pay any payment specified under clause (b) hereunder is not an Event of Default (but no Credit Extension will be made during the cure period);

8.2Covenant Default.

(a) Borrower fails or neglects to perform any obligation in Sections 6.2, 6.3, 6.4, 6.5, 6.6, 6.7(b), 6.11, or 6.12, or violates any covenant in Section 7; or

(b) Borrower fails or neglects to perform, keep, or observe any other term, provision, condition, covenant or agreement contained in this Agreement or any Loan Documents, and as to any default (other than those specified in this Section 8) under such other term, provision, condition, covenant or agreement that can be cured, has failed to cure the default within ten (10) days after the occurrence thereof; provided, however, that if the default cannot by its nature be cured within the ten (10) day period or cannot after diligent attempts by Borrower be cured within such ten (10) day period, and such default is likely to be cured within a reasonable time, then Borrower shall have an additional period (which shall not in any case exceed thirty (30) days) to attempt to cure such default, and within such reasonable time period the failure to cure the default shall not be deemed an Event of Default (but no Credit Extensions shall be made during such cure period).  Cure periods provided under this section shall not apply, among other things, to financial covenants or any other covenants set forth in clause (a) above;

8.3Material Adverse Change.  A Material Adverse Change occurs;

8.4Attachment; Levy; Restraint on Business.

(a)(i) The service of process seeking to attach, by trustee or similar process, any funds of Borrower or of any entity under the control of Borrower (including a Subsidiary), or (ii) a notice of lien or levy is filed against any of Borrower’s assets by any Governmental Authority, and the same under subclauses (i) and (ii) hereof are not, within ten (10) days after the occurrence thereof, discharged or stayed (whether through the posting of a bond or otherwise); provided, however, no Credit Extensions shall be made during any ten (10) day cure period; or

(b) (i) any material portion of Borrower’s assets is attached, seized, levied on, or comes into possession of a trustee or receiver, or (ii) any court order enjoins, restrains, or prevents Borrower from conducting all or any material part of its business;

8.5Insolvency.  (a) Borrower is unable to pay its debts (including trade debts) as they become due or otherwise becomes insolvent; (b) Borrower begins an Insolvency Proceeding; or (c) an Insolvency Proceeding is begun against Borrower and is not dismissed or stayed within forty-five (45) days (but no Credit Extensions shall be made while any of the conditions described in clause (a) exist and/or until any Insolvency Proceeding is dismissed);

8.6Other Agreements.  There is, under any agreement to which Borrower is a party with a third party or parties, (a) any default resulting in a right by such third party or parties, whether or not exercised, to accelerate the maturity of any Indebtedness in an amount individually or in the aggregate in excess of Two Hundred Fifty Thousand Dollars ($250,000.00); or (b) any breach or default by Borrower, the result of which could reasonably be expected to have a material adverse effect on Borrower’s business;

8.7Judgments; Penalties.  One or more fines, penalties, or final judgments, orders or decrees for the payment of money in an amount, individually or in the aggregate, of at least Two Hundred Fifty Thousand Dollars ($250,000.00) (not covered by independent third-party insurance as to which liability has been accepted by such insurance carrier) shall be rendered against Borrower by any Governmental Authority, and the same are not, within ten (10) days after the entry, assessment or issuance thereof, discharged, satisfied, or paid, or after execution thereof, stayed or bonded pending appeal, or such judgments are not discharged prior to the expiration of any such stay (provided that no Credit Extensions will be made prior to the satisfaction, payment, discharge, stay, or bonding of such fine, penalty, judgment, order or decree);

8.8Misrepresentations.  Borrower or any Person acting for Borrower makes any representation, warranty, or other statement now or later in this Agreement, any Loan Document or in any writing delivered to Agent or any Lender or to induce Agent or any Lender to enter this Agreement or any Loan Document, and such representation, warranty, or other statement is incorrect in any material respect when made;

8.9Subordinated Debt.  Any document, instrument, or agreement evidencing any Subordinated Debt shall for any reason be revoked or invalidated or otherwise cease to be in full force and effect, any Person shall be in breach thereof or contest in any manner the validity or enforceability thereof or deny that it has any further liability or obligation thereunder, or the Obligations shall for any reason be subordinated or shall not have the priority contemplated by this Agreement; or

8.10Governmental Approvals.  Any Governmental Approval shall have been (a) revoked, rescinded, suspended, modified in an adverse manner or not renewed in the ordinary course for a full term or (b) subject to any decision by a Governmental Authority that designates a hearing with respect to any applications for renewal of any of such Governmental Approval or that could result in the Governmental Authority taking any of the actions described in clause (a) above, and such decision or such revocation, rescission, suspension, modification or non-renewal (i) cause, or could reasonably be expected to cause, a Material Adverse Change, or (ii)  adversely affects the legal qualifications of Borrower or any of its Subsidiaries to hold such Governmental Approval in any applicable jurisdiction and such revocation, rescission, suspension, modification or non-renewal could reasonably be expected to affect the status of or legal qualifications of Borrower or any of its Subsidiaries to hold any Governmental Approval in any other jurisdiction.

9RIGHTS AND REMEDIES

9.1Rights and Remedies.  Upon the occurrence and during the continuance of an Event of Default, Agent, in accordance with the Lender Intercreditor Agreement or, if such rights and remedies are not addressed in the Lender Intercreditor Agreement, as directed by a majority of the Lenders, may, without notice or demand, do any or all of the following:

(a)declare all Obligations immediately due and payable (but if an Event of Default described in Section 8.5 occurs all Obligations are immediately due and payable without any action by Agent or any Lender);

(b)stop advancing money or extending credit for Borrower’s benefit under this Agreement or under any other agreement among Borrower, Agent and/or any Lenders;

(c)demand that Borrower (i) deposit cash with SVB in an amount equal to at least (x) one hundred five percent (105.0%) of the Dollar Equivalent of the aggregate face amount of all Letters of Credit denominated in Dollars remaining undrawn, and (y) one hundred ten percent (110.0%) of the Dollar Equivalent of the aggregate face amount of all Letters of Credit denominated in a Foreign Currency remaining undrawn (plus, in each case, all interest, fees, and costs due or to become due in connection therewith (as estimated by SVB in its good faith business judgment)), to secure all of the Obligations relating to such Letters of Credit, as collateral security for the repayment of any future drawings under such Letters of Credit, and Borrower shall forthwith deposit and pay such amounts, and (ii) pay in advance all letter of credit fees scheduled to be paid or payable over the remaining term of any Letters of Credit;

(d)terminate any FX Contracts;

(e)verify the amount of, demand payment of and performance under, and collect any Accounts and General Intangibles, settle or adjust disputes and claims directly with Account Debtors for amounts on terms and in any order that Agent and/or the Lenders consider advisable, and notify any Person owing Borrower money of Agent’s security interest in such funds;

(f)make any payments and do any acts Agent or any Lender considers necessary or reasonable to protect the Collateral and/or its security interest in the Collateral.  Borrower shall assemble the Collateral if Agent requests and make it available as Agent designates.  Agent may enter premises where the Collateral is located, take and maintain possession of any part of the Collateral, and pay, purchase, contest, or compromise any Lien which appears to be prior or superior to its security interest or charges and pay all expenses incurred. Borrower grants Agent a license to enter and occupy any of its premises, without charge, to exercise any of Agent’s rights or remedies;

(g)apply to the Obligations (i) any balances and deposits of Borrower it holds, or (ii) any amount held by Agent owing to or for the credit or the account of Borrower;

(h)ship, reclaim, recover, store, finish, maintain, repair, prepare for sale, advertise for sale, and sell the Collateral.  Agent, for the benefit of the Lenders, is hereby granted a non-exclusive, royalty-free license or other right to use, without charge, Borrower’s labels, Patents, Copyrights, mask works, rights of use of any name, trade secrets, trade names, Trademarks, and advertising matter, or any similar property as it pertains to the Collateral, in completing production of, advertising for sale, and selling any Collateral and, in connection with Agent’s exercise of its rights under this Section, Borrower’s rights under all licenses and all franchise agreements inure to Agent, for the ratable benefit of the Lenders;

(i)place a “hold” on any account maintained with Agent or Lenders and/or deliver a notice of exclusive control, any entitlement order, or other directions or instructions pursuant to any Control Agreement or similar agreements providing control of any Collateral;

(j)demand and receive possession of Borrower’s Books; and

(k)exercise all rights and remedies available to Agent and the Lenders under the Loan Documents or at law or equity, including all remedies provided under the Code (including disposal of the Collateral pursuant to the terms thereof) or any other applicable law, including realization of securities and the exercise of all of Agent’s and any Lender’s rights and remedies with respect to the Debentures..

9.2Power of Attorney.  Borrower hereby irrevocably appoints Agent, for the benefit of the Lenders, as its lawful attorney-in-fact, exercisable upon the occurrence and during the continuance of an Event of Default, to: (a) endorse Borrower’s name on any checks or other forms of payment or security; (b) sign Borrower’s name on any invoice or bill of lading for any Account or drafts against Account Debtors; (c) settle and adjust disputes and claims about the Accounts directly with Account Debtors, for amounts and on terms Agent determines reasonable; (d) make, settle, and adjust all claims under Borrower’s insurance policies; (e) pay, contest or settle any Lien, charge, encumbrance, security interest, and adverse claim in or to the Collateral, or any judgment based thereon, or otherwise take any action to terminate or discharge the same; and (f) transfer the Collateral into the name of Agent or a third party as the Code permits. Borrower hereby appoints Agent as its lawful attorney-in-fact to sign Borrower’s name on any documents necessary to perfect or continue the perfection of Agent’s security interest in the Collateral regardless of whether an Event of Default has occurred until all Obligations have been satisfied in full and Lenders are under no further obligation to make Credit Extensions hereunder. Agent’s foregoing appointment as Borrower’s attorney in fact, and all of Agent’s rights and powers, coupled with an interest, are irrevocable until all Obligations have been fully repaid and performed and each Lender’s obligation to provide Credit Extensions terminates.

9.3Protective Payments.  If Borrower fails to obtain the insurance called for by Section 6.5 or fails to pay any premium thereon or fails to pay any other amount which Borrower is obligated to pay under this Agreement or any other Loan Document or which may be required to preserve the Collateral, Agent may obtain such insurance or make such payment, and all amounts so paid by Agent are Lenders’ Expenses and immediately due and payable, bearing interest at the then highest rate applicable to the Obligations, and secured by the Collateral. Agent will make reasonable efforts to provide Borrower with notice of Agent obtaining such insurance at the time it is obtained or within a reasonable time thereafter. No payments by Agent are deemed an agreement to make similar payments in the future or Agent’s or and Lender’s waiver of any Event of Default.

9.4Application of Payments and Proceeds Upon Default.  If an Event of Default has occurred and is continuing, Agent shall have the right to apply in any order any funds in its possession, whether from Borrower account balances, payments, proceeds realized as the result of any collection of Accounts or other disposition of the Collateral, or otherwise, to the Obligations. Agent shall pay any surplus to Borrower by credit to the Designated Deposit Account or to other Persons legally entitled thereto; Borrower shall remain liable to Agent and the Lenders for any deficiency. If Agent, directly or indirectly, enters into a deferred payment or other credit transaction with any purchaser at any sale of Collateral, Agent shall have the option, exercisable at any time, of either reducing the Obligations by the principal amount of the purchase price or deferring the reduction of the Obligations until the actual receipt by Agent of cash therefor.

9.5Liability for Collateral.  So long as Agent and Lenders comply with reasonable banking practices regarding the safekeeping of the Collateral in their possession or under the control of Agent and/or Lenders, Agent and Lenders shall not be liable or responsible for: (a) the safekeeping of the Collateral; (b) any loss or damage to the

Collateral; (c) any diminution in the value of the Collateral; or (d) any act or default of any carrier, warehouseman, bailee, or other Person. Borrower bears all risk of loss, damage or destruction of the Collateral.

9.6No Waiver; Remedies Cumulative.  Agent’s and any Lender’s failure, at any time or times, to require strict performance by Borrower of any provision of this Agreement or any other Loan Document shall not waive, affect, or diminish any right of Agent or any Lender thereafter to demand strict performance and compliance herewith or therewith. No waiver hereunder shall be effective unless signed by the party granting the waiver and then is only effective for the specific instance and purpose for which it is given. Agent’s and each Lender’s rights and remedies under this Agreement and the other Loan Documents are cumulative. Agent and each Lender have all rights and remedies provided under the Code, by law, or in equity. Agent’s or any Lender’s exercise of one right or remedy is not an election and shall not preclude Agent or any Lender from exercising any other remedy under this Agreement or any other Loan Document or other remedy available at law or in equity, and Agent’s or any Lender’s waiver of any Event of Default is not a continuing waiver. Agent’s or any Lender’s delay in exercising any remedy is not a waiver, election, or acquiescence.

9.7Demand Waiver.  Borrower waives demand, notice of default or dishonor, notice of payment and nonpayment, notice of any default, nonpayment at maturity, release, compromise, settlement, extension, or renewal of accounts, documents, instruments, chattel paper, and guarantees held by Agent on which Borrower is liable.

9.8Borrower Liability.  Each Borrower may, acting singly, request Credit Extensions hereunder.  Each Borrower hereby appoints the other as agent for the other for all purposes hereunder, including with respect to requesting Credit Extensions hereunder.  Each Borrower hereunder shall be jointly and severally obligated to repay all Credit Extensions made hereunder, regardless of which Borrower actually receives said Credit Extensions, as if each Borrower hereunder directly received all Credit Extensions.  Each Borrower waives (a) any suretyship defenses available to it under the Code or any other applicable law and (b) any right to require Agent or Lenders to: (i) proceed against any Borrower or any other person; (ii) proceed against or exhaust any security; or (iii) pursue any other remedy.  Agent and the Lenders may exercise or not exercise any right or remedy each has against any Borrower or any security it holds (including the right to foreclose or realize its security by judicial or non-judicial sale) without affecting any Borrower’s liability.  Notwithstanding any other provision of this Agreement or other related document, each Borrower irrevocably waives all rights that it may have at law or in equity (including, without limitation, any law subrogating Borrower to the rights of Agent or the Lenders under this Agreement) to seek contribution, indemnification or any other form of reimbursement from any other Borrower, or any other Person now or hereafter primarily or secondarily liable for any of the Obligations, for any payment made by Borrower with respect to the Obligations in connection with this Agreement or otherwise and all rights that it might have to benefit from, or to participate in, any security for the Obligations as a result of any payment made by Borrower with respect to the Obligations in connection with this Agreement or otherwise.  Any agreement providing for indemnification, reimbursement or any other arrangement prohibited under this Section shall be null and void.  If any payment is made to a Borrower in contravention of this Section, such Borrower shall hold such payment in trust for Agent and such payment shall be promptly delivered to Agent for application to the Obligations, whether matured or unmatured.

10Agent

10.1Appointment and Authority.

(a)Each Lender hereby irrevocably appoints SVB to act on its behalf as Agent hereunder and under the other Loan Documents and authorizes Agent to take such actions on its behalf and to exercise such powers as are delegated to Agent by the terms hereof or thereof, together with such actions and powers as are reasonably incidental thereto.

(b)The provisions of this Section 10 are solely for the benefit of Agent and Lenders, and Borrower shall not have rights as a third party beneficiary of any of such provisions.  Notwithstanding any provision to the contrary elsewhere in this Agreement, Agent shall not have any duties or responsibilities to any Lender or any other Person, except those expressly set forth herein, or any fiduciary relationship with any Lender, and no implied covenants, functions, responsibilities, duties, obligations or liabilities shall be read into this Agreement or any other Loan Document or otherwise exist against Agent.

10.2Delegation of Duties.  Agent may perform any and all of its duties and exercise its rights and powers hereunder or under any other Loan Document by or through any one or more sub-agents appointed by Agent.  Agent and any such sub-agent may perform any and all of its duties and exercise its rights and powers by or through their respective Indemnified Persons.  The exculpatory provisions of this Section 10.2 shall apply to any such sub-agent and to the Indemnified Persons of Agent and any such sub-agent, and shall apply to their respective activities in connection with the syndication of the credit facilities provided for herein as well as activities as Agent.

10.3  Exculpatory Provisions.  Agent shall have no duties or obligations except those expressly set forth herein and in the other Loan Documents.  Without limiting the generality of the foregoing, Agent shall not:

(a)be subject to any fiduciary, trust, agency or other similar duties, regardless of whether any Event of Default has occurred and is continuing;

(b)have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby or by the other Loan Documents that Agent is required to exercise as directed in writing by the Lenders, as applicable; provided that Agent shall not be required to take any action that, in its opinion or the opinion of its counsel, may expose Agent to liability or that is contrary to any Loan Document or applicable law; and

(c)except as expressly set forth herein and in the other Loan Documents, have any duty to disclose, and Agent shall not be liable for the failure to disclose, any information relating to Borrower or any of its Affiliates that is communicated to or obtained by any Person serving as Agent or any of its Affiliates in any capacity.

Agent shall not be liable for any action taken or not taken by it (i) with the consent or at the request of the Lenders (or as Agent shall believe in good faith shall be necessary, under the circumstances as provided in Section 13.7) or (ii) in the absence of its own gross negligence or willful misconduct.

Agent shall not be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with this Agreement or any other Loan Document, (ii) the contents of any certificate, report or other document delivered hereunder or thereunder or in connection herewith or therewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein or therein or the occurrence of any Event of Default, (iv) the validity, enforceability, effectiveness or genuineness of this Agreement, any other Loan Document or any other agreement, instrument or document or (v) the satisfaction of any condition set forth in Section 3 or elsewhere herein, other than to confirm receipt of items expressly required to be delivered to Agent.

10.4 Reliance by Agent.  Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing (including any electronic message, internet or intranet website posting or other distribution) believed by it to be genuine and to have been signed, sent or otherwise authenticated by the proper Person.  Agent also may rely upon any statement made to it orally or by telephone and believed by it to have been made by the proper Person, and shall not incur any liability for relying thereon.  Agent may consult with legal counsel (who may be counsel for Borrower), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.  In determining compliance with any condition hereunder to the making of a Credit Extension that, by its terms, must be fulfilled to the satisfaction of a Lender, Agent may presume that such condition is satisfactory to such Lender unless Agent shall have received notice to the contrary from such Lender prior to the making of such Credit Extension.  Agent shall in all cases be fully protected in acting, or in refraining from acting, under this Agreement and the other Loan Documents in accordance with a request of the Lenders, and such request and any action taken or failure to act pursuant thereto shall be binding upon Lenders and all future holders of the Credit Extensions.

10.5 Notice of Default.  Agent shall not be deemed to have knowledge or notice of the occurrence of any Event of Default (except with respect to defaults in the payment of principal, interest or fees required to be paid to Agent for the account of Lenders), unless Agent has received notice from a Lender or Borrower referring to this Agreement, describing such Event of Default and stating that such notice is a “notice of default”.  In the event that

Agent receives such a notice, Agent shall give notice thereof to Lenders.  Agent shall take such action with respect to such Event of Default as shall be reasonably directed by the Lenders.

10.6 Non-Reliance on Agent and Other Lenders.  Each Lender expressly acknowledges that neither Agent nor any of its officers, directors, employees, agents, attorneys in fact or affiliates has made any representations or warranties to it and that no act by Agent hereafter taken, including any review of the affairs of a Group Member or any Affiliate of a Group Member, shall be deemed to constitute any representation or warranty by Agent to any Lender.  Each Lender represents to Agent that it has, independently and without reliance upon Agent or any other Lender, and based on such documents and information as it has deemed appropriate, made its own appraisal of, and investigation into, the business, operations, property, financial and other condition and creditworthiness of the Group Members and their Affiliates and made its own decision to make its Credit Extensions hereunder and enter into this Agreement.  Each Lender also represents that it will, independently and without reliance upon Agent or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit analysis, appraisals and decisions in taking or not taking action under this Agreement and the other Loan Documents, and to make such investigation as it deems necessary to inform itself as to the business, operations, property, financial and other condition and creditworthiness of the Group Members and their Affiliates.  Except for notices, reports and other documents expressly required to be furnished to Lenders by Agent hereunder, Agent shall have no duty or responsibility to provide any Lender with any credit or other information concerning the business, operations, property, condition (financial or otherwise), prospects or creditworthiness of any Group Member or any Affiliate of a Group Member that may come into the possession of Agent or any of its officers, directors, employees, agents, attorneys in fact or Affiliates.

10.7Indemnification.  Each Lender agrees to indemnify Agent in its capacity as such (to the extent not reimbursed by Borrower and without limiting the obligation of Borrower to do so in accordance with the terms hereof, according to its Term Loan Commitment Percentage in effect on the date on which indemnification is sought under this Section 10.7 (or, if indemnification is sought after the date upon which the Commitments shall have terminated and the Obligations shall have been paid in full, in accordance with its Term Loan Commitment Percentage immediately prior to such date), from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind whatsoever that may at any time (whether before or after the payment of the Credit Extensions) be imposed on, incurred by or asserted against Agent in any way relating to or arising out of, the Commitments, this Agreement, any of the other Loan Documents or any documents contemplated by or referred to herein or therein or the transactions contemplated hereby or thereby or any action taken or omitted by Agent under or in connection with any of the foregoing; provided that no Lender shall be liable for the payment of any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements that are found by a final and nonappealable decision of a court of competent jurisdiction to have resulted primarily from Agent’s gross negligence or willful misconduct.  The agreements in this Section shall survive the payment of the Credit Extensions and all other amounts payable hereunder.

10.8Agent in Its Individual Capacity.  The Person serving as Agent hereunder shall have the same rights and powers in its capacity as a Lender as any other Lender and may exercise the same as though it were not Agent and the term “Lender” or “Lenders” shall, unless otherwise expressly indicated or unless the context otherwise requires, include each such Person serving as Agent hereunder in its individual capacity.  Such Person and its Affiliates may accept deposits from, lend money to, act as the financial advisor or in any other advisory capacity for and generally engage in any kind of business with Borrower, any Guarantor or any Subsidiary or other Affiliate thereof as if such Person were not Agent hereunder and without any duty to account therefor to Lenders.

10.9  Successor Agent.  Agent may at any time give notice of its resignation to Lenders and Borrower, which resignation shall not be effective until the time at which the majority of the Lenders have delivered to Agent their written consent to such resignation.  Upon receipt of any such notice of resignation, the Lenders shall have the right, in consultation with Borrower, to appoint a successor, which shall be a financial institution with an office in the State of California, or an Affiliate of any such bank with an office in the State of California.  If no such successor shall have been so appointed by the Lenders and shall have accepted such appointment within thirty (30) days after the retiring Agent has received the written consent of the majority of the Lenders to such resignation, then the retiring Agent may on behalf of Lenders, appoint a successor Agent meeting the qualifications set forth above; provided that in no event shall any such successor Agent be a Defaulting Lender and provided further that if the retiring Agent shall notify Borrower and Lenders that no qualifying Person has accepted such appointment, then such resignation shall nonetheless become effective in accordance with such notice and (1) the retiring Agent shall be discharged from its duties and obligations hereunder and under the other Loan Documents (except that in the case of any collateral security held by Agent on behalf of the Lenders under any of the Loan Documents, the retiring Agent shall continue to hold such collateral security until such time as a successor Agent is appointed and such collateral security is assigned to such successor Agent) and (2) all payments, communications and determinations provided to be made by, to or through Agent shall instead be made by or to each Lender directly, until such time as the Lenders appoint a successor Agent as provided for above in this Section 10.9.  Upon the acceptance of a successor’s appointment as Agent hereunder, such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring (or retired) Agent, and the retiring Agent shall be discharged from all of its duties and obligations hereunder or under the other Loan Documents (if not already discharged therefrom as provided above in this Section 10.9).  The fees payable by Borrower to a successor Agent shall be the same as those payable to its predecessor unless otherwise agreed between the Borrower and such successor.  After the retiring Agent’s resignation hereunder and under the other Loan Documents, the provisions of this Section 10 shall continue in effect for the benefit of such retiring Agent, its sub-agents and their respective Indemnified Persons in respect of any actions taken or omitted to be taken by any of them while the retiring Agent was acting as Agent.

10.10Defaulting Lender.

(a)Defaulting Lender Adjustments.  Notwithstanding anything to the contrary contained in this Agreement, if any Lender becomes a Defaulting Lender, then, until such time as such Lender is no longer a Defaulting Lender, to the extent permitted by applicable law:

(i)Waivers and Amendments.  Such Defaulting Lender’s right to approve or disapprove any amendment, waiver or consent with respect to this Agreement shall be restricted as long as said Lender is a Defaulting Lender.

(ii)Defaulting Lender Waterfall.  Any payment of principal, interest, fees or other amounts received by the Agent for the account of such Defaulting Lender (whether voluntary or mandatory, at maturity, pursuant to Section 8 or otherwise, and including any amounts made available to the Agent by such Defaulting Lender pursuant to Section 13.10), shall be applied at such time or times as may be determined by the Agent as follows: first, to the payment of any amounts owing by such Defaulting Lender to the Agent hereunder; second, as the Borrower may request (so long as no Event of Default exists), to the funding of any Term Loan Advance in respect of which such Defaulting Lender has failed to fund its portion thereof as required by this Agreement, as determined by the Agent; third, if so determined by the Agent and Borrower, to be held in a Deposit Account and released pro rata to satisfy such Defaulting Lender’s potential future funding obligations with respect to Term Loan Advances under this Agreement; fourth, so long as no Event of Default has occurred and is continuing, to the payment of any amounts owing to the Borrower as a result of any judgment of a court of competent jurisdiction obtained by the Borrower against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement; and fifth, to such Defaulting Lender or as otherwise directed by a court of competent jurisdiction; provided that if (A) such payment is a payment of the principal amount of any Term Loan Advances in respect of which such Defaulting Lender has not fully funded its appropriate share and (B) such Term Loan Advances were made at a time when the conditions set forth in Section 3.1 were satisfied or waived, such payment shall be applied solely to pay the Loans of all non-Defaulting Lenders on a pro rata basis prior to being applied to the payment of any Term Loan Advances of such Defaulting Lender until such time as all Term Loan Advances are held by the Lenders pro rata in accordance with the Term Loan Commitments under this Agreement.  Any payments, prepayments or other amounts paid or payable to a Defaulting Lender that are applied (or held) to pay amounts owed by a Defaulting Lender pursuant to this Section 10.10(a)(ii) shall be deemed paid to and redirected by such Defaulting Lender, and each Lender irrevocably consents hereto.

(iii)Certain Fees.  No Defaulting Lender shall be entitled to receive any fee pursuant to Section 2.3(b) or Section 2.3(c) for any period during which such Lender is a Defaulting Lender

(and the Borrower shall not be required to pay any such fee that otherwise would have been required to have been paid to such Defaulting Lender).

(b)Defaulting Lender Cure.  If Borrower and Agent agree in writing that a Lender is no longer a Defaulting Lender, Agent will so notify the parties hereto, whereupon as of the effective date specified in such notice and subject to any conditions set forth therein, such Lender will, to the extent applicable, purchase at par that portion of outstanding Term Loan Advances of the other Lenders or take such other actions as Agent may determine to be necessary to cause the Term Loan Advances to be held on a pro rata basis by the Lenders in accordance with their respective Term Loan Commitment Percentages, whereupon such Lender will cease to be a Defaulting Lender; provided that no adjustments will be made retroactively with respect to fees accrued or payments made by or on behalf of Borrower while such Lender was a Defaulting Lender; and provided further that, except to the extent otherwise expressly agreed by the affected parties, no change hereunder from Defaulting Lender to Lender will constitute a waiver or release of any claim of any party hereunder arising from such Lender having been a Defaulting Lender.

(c)Termination of Defaulting Lender.  The Borrower may terminate the unused amount of the Term Loan Commitment of any Lender that is a Defaulting Lender upon not less than ten (10) Business Days’ prior notice to Agent (which shall promptly notify the Lenders thereof), and in such event the provisions of Section 10.10(a)(ii) will apply to all amounts thereafter paid by Borrower for the account of such Defaulting Lender under this Agreement (whether on account of principal, interest, fees, indemnity or other amounts); provided that (i) no Event of Default shall have occurred and be continuing, and (ii) such termination shall not be deemed to be a waiver or release of any claim Borrower, Agent or any Lender may have against such Defaulting Lender.

(d)If the Person serving as Agent is a Defaulting Lender pursuant to clause (d) of the definition thereof, the non-Defaulting Lenders may, to the extent permitted by applicable law, by notice in writing to Borrower and such Person, remove such Person as Agent and, in consultation with Borrower, appoint a successor.  If no such successor shall have been so appointed by the non-Defaulting Lenders and shall have accepted such appointment within thirty (30) days (or such earlier day as shall be agreed by the non-Defaulting Lenders) (the “Removal Effective Date”), then such removal shall nonetheless become effective in accordance with such notice on the Removal Effective Date.

11NOTICES

All notices, consents, requests, approvals, demands, or other communication by any party to this Agreement or any other Loan Document must be in writing and shall be deemed to have been validly served, given, or delivered: (a) upon the earlier of actual receipt and three (3) Business Days after deposit in the U.S. mail, first class, registered or certified mail return receipt requested, with proper postage prepaid; (b) upon transmission, when sent by electronic mail or facsimile transmission; (c) one (1) Business Day after deposit with a reputable overnight courier with all charges prepaid; or (d) when delivered, if hand-delivered by messenger, all of which shall be addressed to the party to be notified and sent to the address, facsimile number, or email address indicated below. Agent or Borrower may change its mailing or electronic mail address or facsimile number by giving the other party written notice thereof in accordance with the terms of this Section 11.

If to Borrower:Eloxx Pharmaceuticals, Inc.

950 Winter Street

Waltham, Massachusetts 02451

Attn: Greg Weaver

Email: greg@eloxxpharma.com

with a copy to: Eloxx Pharmaceuticals, Inc.

950 Winter Street

Waltham, Massachusetts 02451

Attn: Neil Belloff

Email: neil.belloff@eloxxpharma.com

If to Agent or SVB:Silicon Valley Bank

275 Grove Street, Suite 2-200
Newton, Massachusetts 02466
Attn:Lauren Cole
Email:  LCole@svb.com

with a copy to:Riemer & Braunstein LLP
100 Cambridge Street
Boston, Massachusetts 02114
Attn:  David A. Ephraim, Esquire
Fax:  (617) 880-3456
Email:  DEphraim@riemerlaw.com

If to WestRiver:WestRiver Innovation Lending Fund VIII, L.P.

c/o WestRiver Management, LLC

3720 Carillon Point

Kirkland, Washington 98033-7455

Attn: Trent Dawson

Email: tdawson@westrivermgmt.com

12Choice of Law, Venue AND Jury Trial Waiver

Except as otherwise expressly provided in any of the Loan Documents, New York law governs the Loan Documents without regard to principles of conflicts of law.  Except to the extent otherwise set forth in the Loan Documents, Borrower, Agent and Lenders each submit to the exclusive jurisdiction of the State and Federal courts in New York, New York; provided, however, that nothing in this Agreement shall be deemed to operate to preclude Agent or Lenders from bringing suit or taking other legal action in any other jurisdiction to realize on the Collateral or any other security for the Obligations, or to enforce a judgment or other court order in favor of Agent or any Lender.  Borrower expressly submits and consents in advance to such jurisdiction in any action or suit commenced in any such court, and Borrower hereby waives any objection that it may have based upon lack of personal jurisdiction, improper venue, or forum non conveniens and hereby consents to the granting of such legal or equitable relief as is deemed appropriate by such court.  Borrower hereby waives personal service of the summons, complaints, and other process issued in such action or suit and agrees that service of such summons, complaints, and other process may be made by registered or certified mail addressed to Borrower at the address set forth in, or subsequently provided by Borrower in accordance with, Section 11 of this Agreement and that service so made shall be deemed completed upon the earlier to occur of Borrower’s actual receipt thereof or three (3) days after deposit in the U.S. mails, proper postage prepaid.

TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, BORROWER, AGENT AND EACH LENDER EACH WAIVE THEIR RIGHT TO A JURY TRIAL OF ANY CLAIM OR CAUSE OF ACTION ARISING OUT OF OR BASED UPON THIS AGREEMENT, THE LOAN DOCUMENTS OR ANY CONTEMPLATED TRANSACTION, INCLUDING CONTRACT, TORT, BREACH OF DUTY AND ALL OTHER CLAIMS. THIS WAIVER IS A MATERIAL INDUCEMENT FOR ALL PARTIES TO ENTER INTO THIS AGREEMENT.  EACH PARTY HAS REVIEWED THIS WAIVER WITH ITS COUNSEL.

This Section 12 shall survive the termination of this Agreement.

13GENERAL PROVISIONS

13.1Termination Prior Maturity Date; Survival.  All covenants, representations and warranties made in this Agreement continue in full force until this Agreement has terminated pursuant to its terms and all Obligations have been satisfied.  So long as Borrower has satisfied the Obligations (other than inchoate indemnity obligations, any other obligations which, by their terms, are to survive the termination of this Agreement, and any Obligations under Bank Services Agreements that are cash collateralized in accordance with Section 4.1 of this Agreement), this Agreement may be terminated prior to the Term Loan Maturity Date by Borrower, effective three (3) Business Days after written notice of termination is given to Agent.  Those obligations that are expressly specified in this Agreement as surviving this Agreement’s termination shall continue to survive notwithstanding this Agreement’s termination.

No termination of this Agreement shall in any way affect or impair any right or remedy of Agent or any Lender, nor shall any such termination relieve Borrower of any Obligation to any Lender, until all of the Obligations have been paid and performed in full. Those Obligations that are expressly specified in this Agreement as surviving this Agreement’s termination shall continue to survive notwithstanding this Agreement’s and the Debentures’ termination and payment in full of the Obligations then outstanding.

13.2Successors and Assigns.  This Agreement binds and is for the benefit of the successors and permitted assigns of each party. Borrower may not assign this Agreement or any rights or obligations under it without Agent and Lenders’ prior written consent (which may be granted or withheld in Agent’s and Lenders’ sole discretion). Agent and each Lender has the right, without the consent of or notice to Borrower, to sell, transfer, assign, negotiate, or grant participation in all or any part of, or any interest in, such Lender’s obligations, rights, and benefits under this Agreement and the other Loan Documents (other than the Warrant, as to which assignment, transfer and other such actions are governed by the terms thereof).   Notwithstanding the foregoing, prior to the occurrence of an Event of Default that is continuing, no Lender shall assign any interest in the Loan Documents to any Person who is (a) a direct competitor of Borrower, or (b) a vulture fund or distressed debt fund.

13.3Indemnification.  Borrower agrees to indemnify, defend and hold Agent, each Lender and their respective directors, officers, employees, agents, attorneys, or any other Person affiliated with or representing Agent or any Lender (each, an “Indemnified Person”) harmless against: (i) all obligations, demands, claims, and liabilities (collectively, “Claims”) claimed or asserted by any other party in connection with the transactions contemplated by the Loan Documents; and (ii) all losses or expenses (including Lenders’ Expenses) in any way suffered, incurred, or paid by such Indemnified Person as a result of, following from, consequential to, or arising from transactions between Agent, Lenders and Borrower contemplated by the Loan Documents (including  reasonable attorneys’ fees and expenses),  except for Claims and/or losses directly caused by such Indemnified Person’s gross negligence or willful misconduct.  This Section 13.3 shall survive until all statutes of limitation with respect to the Claims, losses, and expenses for which indemnity is given shall have run.

13.4Time of Essence.  Time is of the essence for the performance of all Obligations in this Agreement.

13.5Severability of Provisions.  Each provision of this Agreement is severable from every other provision in determining the enforceability of any provision.

13.6Correction of Loan Documents.  Agent may correct patent errors and fill in any blanks in the Loan Documents consistent with the agreement of the parties.

13.7Amendments in Writing; Waiver; Integration.  No purported amendment or modification of any Loan Document, or waiver, discharge or termination of any obligation under any Loan Document, or release, or subordinate Lenders’ security interest in, or consent to the transfer of, any Collateral shall be enforceable or admissible unless, and only to the extent, expressly set forth in a writing signed by Agent, with the consent of the Lenders in accordance with the Lender Intercreditor Agreement or, if such item is not addressed in the Lender Intercreditor Agreement, as consented to by a majority of the Lenders, and Borrower.  Without limiting the generality of the foregoing, no oral promise or statement, nor any action, inaction, delay, failure to require performance or course of conduct shall operate as, or evidence, an amendment, supplement or waiver or have any other effect on any Loan Document.  Any waiver granted shall be limited to the specific circumstance expressly described in it, and shall not apply to any subsequent or other circumstance, whether similar or dissimilar, or give rise to, or evidence, any obligation or commitment to grant any further waiver.  The Loan Documents represent the entire agreement about this subject matter and supersede prior negotiations or agreements.  All prior agreements, understandings, representations, warranties, and negotiations between the parties about the subject matter of the Loan Documents merge into the Loan Documents.  In the event any provision of any other Loan Document is inconsistent with the provisions of this Agreement, the provisions of this Agreement shall exclusively control.

13.8Counterparts.  This Agreement may be executed in any number of counterparts and by different parties on separate counterparts, each of which, when executed and delivered, is an original, and all taken together, constitute one Agreement.

13.9Confidentiality. In handling any confidential information, Agent and the Lenders agree to exercise the same degree of care that it exercises for its own proprietary information and maintain the confidentiality of Information (as defined below), except that Information may be disclosed (a) to Agent and/or any Lender’s subsidiaries, Affiliates, employees, directors, agents, attorneys, accountants and other professional advisors (collectively, “Representatives” and, together with Agent and the Lenders, collectively, “Lender Entities”); (b) to prospective transferees, assignees, credit providers or purchasers of any of the Lenders’ or Agent’s interests under or in connection with this Agreement and their Representatives (provided, however, Agent and the Lenders shall use their best efforts to obtain any such prospective transferee’s, assignee’s, credit provider’s, purchaser’s or their Representatives’ agreement to the terms of this provision); (c) as required by law, regulation, subpoena, or other order; (d) to Agent’s or any Lender’s regulators or as otherwise required in connection with Agent’s or any Lender’s examination or audit; (e) as Agent or any Lender considers appropriate in exercising remedies under the Loan Documents; and (f) to third-party service providers of Agent and/or the Lenders so long as such service providers have executed a confidentiality agreement with Agent or the Lenders, as applicable, with terms no less restrictive than those contained herein.  The term “Information” means all information received from Borrower regarding Borrower or its business, in each case other than information that is either: (i) in the public domain or in Agent’s or any Lender’s possession when disclosed to Agent or such Lender, or becomes part of the public domain (other than as a result of its disclosure by Agent or a Lender in violation of this Agreement) after disclosure to Agent and/or the Lenders; or (ii) disclosed to Agent and/or the Lenders by a third party, if Agent/the Lenders do not know that the third party is prohibited from disclosing the information.

Lender Entities may use anonymous forms of confidential information for aggregate datasets, for analyses or reporting, and for any other uses not expressly prohibited in writing by Borrower. The provisions of the immediately preceding sentence shall survive termination of this Agreement.

13.10Right of Setoff.   Borrower hereby grants to Agent, for the ratable benefit of the Lenders, a Lien, security interest, fixed and floating charge and a right of setoff as security for all Obligations to Agent and the Lenders, whether now existing or hereafter arising upon and against all deposits, credits, collateral and property, now or hereafter in the possession, custody, safekeeping or control of Agent or any entity under the control of Agent (including a subsidiary of Agent) or in transit to any of them.  At any time after the occurrence and during the continuance of an Event of Default, without demand or notice, Agent or any Lender may setoff the same or any part thereof and apply the same to any Obligation of Borrower then due regardless of the adequacy of any other collateral securing the Obligations.  ANY AND ALL RIGHTS TO REQUIRE AGENT OR ANY LENDER TO EXERCISE ITS RIGHTS OR REMEDIES WITH RESPECT TO ANY OTHER COLLATERAL WHICH SECURES THE OBLIGATIONS, PRIOR TO EXERCISING ITS RIGHT OF SETOFF WITH RESPECT TO SUCH DEPOSITS, CREDITS OR OTHER PROPERTY OF BORROWER, ARE HEREBY KNOWINGLY, VOLUNTARILY AND IRREVOCABLY WAIVED.

Agent or any Lender may set off any matured obligation due from ISR Borrower under the Loan Documents against any matured obligation owed by Agent or any Lender to ISR Borrower, regardless of the place of payment, banking branch or currency of either obligation.  Further, ISR Borrower authorizes Agent to apply (without prior notice) any credit balance (whether or not then due) to which ISR Borrower is at any time beneficially entitled on any account at, any sum held to its order by and/or any liability or obligation (whether or not matured) of, any office of Agent or any Lender in or towards satisfaction of any sum then due and payable by it to Agent or any Lender under the Loan Documents and unpaid.  For these purposes, Agent and the Lenders may convert one currency into another, provided that nothing in this Section 13.10 shall be effective to create a charge.

13.11Electronic Execution of Documents.  The words “execution,” “signed,” “signature” and words of like import in any Loan Document shall be deemed to include electronic signatures or the keeping of records in electronic form, each of which shall be of the same legal effect, validity and enforceability as a manually executed signature or the use of a paper-based recordkeeping systems, as the case may be, to the extent and as provided for in any applicable law, including, without limitation, any state law based on the Uniform Electronic Transactions Act.  For the avoidance of doubt, this Section 13.11 shall not apply to the Debentures and their translation to Hebrew, the notices to the Israeli Registrar of Companies for the registration of the Debentures and the approval of the translations’ compatibility.

13.12Captions.  The headings used in this Agreement are for convenience only and shall not affect the interpretation of this Agreement.

13.13Construction of Agreement.  The parties mutually acknowledge that they and their attorneys have participated in the preparation and negotiation of this Agreement.  In cases of uncertainty this Agreement shall be construed without regard to which of the parties caused the uncertainty to exist.

13.14Relationship.  The relationship of the parties to this Agreement is determined solely by the provisions of this Agreement.  The parties do not intend to create any agency, partnership, joint venture, trust, fiduciary or other relationship with duties or incidents different from those of parties to an arm’s-length contract.

13.15Third Parties.  Nothing in this Agreement, whether express or implied, is intended to: (a) confer any benefits, rights or remedies under or by reason of this Agreement on any persons other than the express parties to it and their respective permitted successors and assigns; (b) relieve or discharge the obligation or liability of any person not an express party to this Agreement; or (c) give any person not an express party to this Agreement any right of subrogation or action against any party to this Agreement.

13.16Patriot Act.  Each Lender hereby notifies Borrower that pursuant to the requirements of the USA PATRIOT Act, it is required to obtain, verify and record information that identifies Borrower and each of its Subsidiaries, which information includes the names and addresses of each Borrower and each of its Subsidiaries and other information that will allow Lender, as applicable, to identify Borrower and each of its Subsidiaries in accordance with the USA PATRIOT Act.

14DEFINITIONS

14.1Definitions.  As used in the Loan Documents, the word “shall” is mandatory, the word “may” is permissive, the word “or” is not exclusive, the words “includes” and “including” are not limiting, the singular includes the plural, and numbers denoting amounts that are set off in brackets are negative.  As used in this Agreement, the following capitalized terms have the following meanings:

“Account” is any “account” as defined in the Code or any other applicable law with such additions to such term as may hereafter be made, and includes, without limitation, all accounts receivable and other sums owing to Borrower.

“Account Debtor” is any “account debtor” as defined in the Code or any other applicable law with such additions to such term as may hereafter be made.

“Affiliate” is, with respect to any Person, each other Person that owns or controls directly or indirectly the Person, any Person that controls or is controlled by or is under common control with the Person, and each of that Person’s senior executive officers, directors, partners and, for any Person that is a limited liability company, that Person’s managers and members.

“Agent” is defined in the preamble hereof.

“Agreement” is defined in the preamble hereof.

“Authorized Signer” is any individual listed in Borrower’s Borrowing Resolution who is authorized to execute the Loan Documents, including any Credit Extension request, on behalf of Borrower.

“Bank Services”  are any products, credit services, and/or financial accommodations previously, now, or hereafter provided to Borrower or any of its Subsidiaries by SVB or any SVB Affiliate, including, without limitation, any letters of credit, cash management services (including, without limitation, merchant services, direct deposit of payroll, business credit cards, and check cashing services), interest rate swap arrangements, and foreign exchange services as any such products or services may be identified in SVB’s various agreements related thereto (each, a “Bank Services Agreement”).

“Bank Services Agreement” is defined in the definition of Bank Services.

“Board” means Borrower’s board of directors.

“Borrower” is defined in the preamble hereof.

“Borrower’s Books” are all Borrower’s books and records including ledgers, federal and state tax returns, records regarding Borrower’s assets or liabilities, the Collateral, business operations or financial condition, and all computer programs or storage or any equipment containing such information.

“Borrowing Resolutions” are, with respect to any Person, those resolutions adopted by such Person’s board of directors (and, if required under the terms of such Person’s Operating Documents, stockholders) and delivered by such Person to Agent approving the Loan Documents to which such Person is a party and the transactions contemplated thereby, together with a certificate executed by its secretary on behalf of such Person certifying (a) such Person has the authority to execute, deliver, and perform its obligations under each of the Loan Documents to which it is a party, (b) that set forth as a part of or attached as an exhibit to such certificate is a true, correct, and complete copy of the resolutions then in full force and effect authorizing and ratifying the execution, delivery, and performance by such Person of the Loan Documents to which it is a party, (c) the name(s) of the Person(s) authorized to execute the Loan Documents, including any Credit Extension request, on behalf of such Person, together with a sample of the true signature(s) of such Person(s), and (d) that Agent and Lenders may conclusively rely on such certificate unless and until such Person shall have delivered to Agent and Lenders a further certificate canceling or amending such prior certificate.

“Business Day” is any day that is not a Saturday, Sunday or a day on which Agent is closed.

“Cash Equivalents” means (a) marketable direct obligations issued or unconditionally guaranteed by the United States or any agency or any State thereof having maturities of not more than one (1) year from the date of acquisition; (b) commercial paper maturing no more than one (1) year after its creation and having the highest rating from either Standard & Poor’s Ratings Group or Moody’s Investors Service, Inc.; (c) SVB’s certificates of deposit issued maturing no more than one (1) year after issue; and (d) money market funds at least ninety-five percent (95%) of the assets of which constitute Cash Equivalents of the kinds described in clauses (a) through (c) of this definition.

“Change in Control” means (a) at any time, any “person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Exchange Act), shall become, or obtain rights (whether by means of warrants, options or otherwise) to become, the “beneficial owner” (as defined in Rules 13(d)-3 and 13(d)‑5 under the Exchange Act), directly or indirectly, of forty percent (40.0%) or more of the ordinary voting power for the election of directors of Borrower (determined on a fully diluted basis) other than by the sale of Borrower’s equity securities in a public offering or to venture capital or private equity investors so long as Borrower identifies to the Agent and the Lenders the venture capital or private equity investors at least seven (7) Business Days prior to the closing of the transaction and provides to Agent and the Lenders a description of the material terms of the transaction; (b) during any period of twelve (12) consecutive months, a majority of the members of the board of directors or other equivalent governing body of Borrower cease to be composed of individuals (i) who were members of that board or equivalent governing body on the first day of such period, (ii) whose election or nomination to that board or equivalent governing body was approved by individuals referred to in clause (i) above constituting at the time of such election or nomination at least a majority of that board or equivalent governing body or (iii) whose election or nomination to that board or other equivalent governing body was approved by individuals referred to in clauses (i) and (ii) above constituting at the time of such election or nomination at least a majority of that board or equivalent governing body; or (c) at any time, Borrower shall cease to own and control, of record and beneficially, directly or indirectly, one hundred percent (100.0%) of each class of outstanding capital stock of each Subsidiary of Borrower free and clear of all Liens (except Liens created by this Agreement or the Debentures).

“Charged Property” is defined in the Debentures.

“Claims” is defined in Section 13.3.

“Code” is (a) with respect to US Borrower or any assets located in the United States, the Uniform Commercial Code, as the same may, from time to time, be enacted and in effect in the State of New York; provided, that, to the extent that the Code is used to define any term herein or in any Loan Document and such term is defined differently in different Articles or Divisions of the Code, the definition of such term contained in Article or Division 9 shall govern; provided further, that in the event that, by reason of mandatory provisions of law, any or all of the attachment, perfection, or priority of, or remedies with respect to, Agent’s Lien on any Collateral is governed by the Uniform Commercial Code in effect in a jurisdiction other than the State of New York, the term “Code” shall mean the Uniform Commercial Code as enacted and in effect in such other jurisdiction solely for purposes of the provisions thereof relating to such attachment, perfection, priority, or remedies and for purposes of definitions relating to such provisions; and (b) with respect to ISR Borrower or any assets located outside of the United States, any applicable law.

“Collateral” is (a) any and all properties, rights and assets of Borrower described on Exhibit A and (b) any and all properties, rights and assets subject to a Lien granted by ISR Borrower to Agent as set forth in the Debentures, including, without limitation, the Charged Property, pursuant and subject to the express terms of such Debenture.

“Collateral Account” is any Deposit Account, Securities Account, or Commodity Account.

“Commitment” and “Commitments” means the Term Loan Commitment(s).

“Commodity Account” is any “commodity account” as defined in the Code or any other applicable law with such additions to such term as may hereafter be made.

“Compliance Certificate” is that certain certificate in the form attached hereto as Exhibit B.

“Contingent Obligation” is, for any Person, any direct or indirect liability, contingent or not, of that Person for (a) any indebtedness, lease, dividend, letter of credit or other obligation of another such as an obligation, in each case, directly or indirectly guaranteed, endorsed, co‑made, discounted or sold with recourse by that Person, or for which that Person is directly or indirectly liable; (b) any obligations for undrawn letters of credit for the account of that Person; and (c) all obligations from any interest rate, currency or commodity swap agreement, interest rate cap or collar agreement, or other agreement or arrangement designated to protect a Person against fluctuation in interest rates, currency exchange rates or commodity prices; but “Contingent Obligation” does not include endorsements in the ordinary course of business.  The amount of a Contingent Obligation is the stated or determined amount of the primary obligation for which the Contingent Obligation is made or, if not determinable, the maximum reasonably anticipated liability for it determined by the Person in good faith; but the amount may not exceed the maximum of the obligations under any guarantee or other support arrangement.

“Control Agreement” is any control agreement entered into among the depository institution at which Borrower maintains a Deposit Account or the securities intermediary or commodity intermediary at which Borrower maintains a Securities Account or a Commodity Account, Borrower, and Agent pursuant to which Agent obtains control (within the meaning of the Code or any other applicable law) for the benefit of the Lenders over such Deposit Account, Securities Account, or Commodity Account.

“Copyrights” are any and all copyright rights, copyright applications, copyright registrations and like protections in each work of authorship and derivative work thereof, whether published or unpublished and whether or not the same also constitutes a trade secret.

“Credit Extension” is any Term Loan Advance or any other extension of credit by any Lender for Borrower’s benefit.

“Data Event” means delivery by Borrower to Agent and the Lenders, on or prior to December 31, 2019, of evidence satisfactory to Agent and each Lender in Agent’s and each Lender’s reasonable discretion that Borrower has received positive data with respect to Borrower’s phase 2 clinical trial of ELX-02 sufficient to begin phase 3 protocols in at least one (1) indication.

“Debenture” and “Debentures” are defined in Section 4.3 of this Agreement.

“Default Rate” is defined in Section 2.2(b).

“Defaulting Lender” is, subject to Section 10.10(b), any Lender that (a) has failed to (i) fund all or any portion of its Term Loan Advances within two (2) Business Days of the date such Term Loan Advances were required to be funded hereunder unless such Lender notifies Agent and Borrower in writing that such failure is the result of such Lender’s reasonable determination that one or more conditions precedent to funding (each of which conditions precedent, together with any applicable default, shall be specifically identified in such writing) has not been satisfied, or (ii) pay to Agent or any other Lender any other amount required to be paid by it hereunder within two (2) Business Days of the date when due, (b) has notified Borrower or Agent in writing that it does not intend to comply with its funding obligations hereunder, or has made a public statement to that effect (unless such writing or public statement relates to such Lender’s obligation to fund a Term Loan Advance hereunder and states that such position is based on such Lender’s reasonable determination that a condition precedent to funding (which condition precedent, together with any applicable default, shall be specifically identified in such writing or public statement) cannot be satisfied), (c) has failed, within three (3) Business Days after written request by Agent or Borrower, to confirm in writing to Agent and Borrower that it will comply with its prospective funding obligations hereunder (provided that such Lender shall cease to be a Defaulting Lender pursuant to this clause (c) upon receipt of such written confirmation by Agent and Borrower), or (d) has, or has a direct or indirect parent company that has, (i) become the subject of an Insolvency Proceeding, or (ii) had appointed for it a receiver, custodian, conservator, trustee, administrator, assignee for the benefit of creditors or similar Person charged with reorganization or liquidation of its business or assets, including the Federal Deposit Insurance Corporation or any other state or federal regulatory authority acting in such a capacity; provided that a Lender shall not be a Defaulting Lender solely by virtue of the ownership or acquisition of any equity interest in that Lender or any direct or indirect parent company thereof by a Governmental Authority so long as such ownership interest does not result in or provide such Lender with immunity from the jurisdiction of courts within the United States or from the enforcement of judgments or writs of attachment on its assets or permit such Lender (or such Governmental Authority) to reject, repudiate, disavow or disaffirm any contracts or agreements made with such Lender.  Any determination by Agent that a Lender is a Defaulting Lender under any one or more of clauses (a) through (d) above shall be conclusive and binding absent manifest error, and such Lender shall be deemed to be a Defaulting Lender (subject to Section 10.10(b)) upon delivery of written notice of such determination to Borrower and each Lender.

“Deposit Account” is any “deposit account” as defined in the Code with such additions to such term as may hereafter be made.

“Designated Deposit Account” is the multicurrency account denominated in Dollars, account number 825 (last three digits), maintained by Borrower with SVB (provided, however, if no such account number is included, then the Designated Deposit Account shall be any deposit account of Borrower maintained with SVB as chosen by the Lenders).

“Disbursement Letter” is that certain form attached hereto as Exhibit E.

“Dollars,” “dollars” or use of the sign “$” means only lawful money of the United States and not any other currency, regardless of whether that currency uses the “$” sign to denote its currency or may be readily converted into lawful money of the United States.

“Dollar Equivalent” is, at any time, (a) with respect to any amount denominated in Dollars, such amount, and (b) with respect to any amount denominated in a Foreign Currency, the equivalent amount therefor in Dollars as determined by Agent at such time on the basis of the then-prevailing rate of exchange in San Francisco, California, for sales of the Foreign Currency for transfer to the country issuing such Foreign Currency.

“Draw Period” is the period of time commencing upon the occurrence of the Milestone Event and continuing through the earlier to occur of (a) December 31, 2019 or (b) an Event of Default.

“Effective Date” is defined in the preamble hereof.

“Equipment” is all “equipment” as defined in the Code or any other applicable law with such additions to such term as may hereafter be made, and includes without limitation all machinery, fixtures, goods, vehicles (including motor vehicles and trailers), and any interest in any of the foregoing.

“Equity Event” means Borrower has received, after the Effective Date, but on or prior to December 31, 2019, in one or more transactions, unrestricted and unencumbered (except for Liens in favor of Agent) net cash proceeds of at least Seventy-Five Million Dollars ($75,000,000.00) from the issuance and sale by Borrower of its equity securities in a (x) private placement to investors acceptable to Agent in its reasonable discretion or (y) public offering.

“ERISA” is the Employee Retirement Income Security Act of 1974, and its regulations.

“Event of Default” is defined in Section 8.

“Exchange Act” is the Securities Exchange Act of 1934, as amended.

“FATCA” means Section 1471 through 1474 of the Internal Revenue Code, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), any current or future regulations or official interpretations thereof, any agreements entered into pursuant to Section 1471(b)(1) of the Internal Revenue Code and any fiscal or regulatory legislation, rules or practices adopted pursuant to any intergovernmental agreement, treaty or convention among Governmental Authorities and implementing such Sections of the Internal Revenue Code.

“Federal Funds Effective Rate” means, for any day, the weighted average of the rates on overnight federal funds transactions with members of the Federal Reserve System arranged by federal funds brokers, as published on the next succeeding Business Day by the Federal Reserve Bank of New York, or, if such rate is not so published for any day that is a Business Day, the average of the quotations for the day of such transactions received by SVB from three federal funds brokers of recognized standing selected by it.

“Final Payment” is a payment (in addition to and not in substitution for the regular monthly payments of principal plus accrued interest) equal to the original principal amount of each Term Loan Advance extended by the Lenders to Borrower hereunder multiplied by six percent (6.0%), due on the earliest to occur of (a) the Term Loan Maturity Date, (b) the payment in full of such Term Loan Advance, (c) as required by Section 2.1.1(d) or 2.1.1(e) or (d) the termination of this Agreement.

“Foreign Currency” means lawful money of a country other than the United States.

“Funding Date” is any date on which a Credit Extension is made to or for the account of Borrower which shall be a Business Day.

“FX Contract” is any foreign exchange contract by and between Borrower and SVB under which Borrower commits to purchase from or sell to SVB a specific amount of Foreign Currency on a specified date.

“GAAP” is generally accepted accounting principles set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other Person as may be approved by a significant segment of the accounting profession, which are applicable to the circumstances as of the date of determination.

“General Intangibles” is all “general intangibles” as defined in the Code or any other applicable law in effect on the date hereof with such additions to such term as may hereafter be made, and includes without limitation, all Intellectual Property, claims, income and other tax refunds, security and other deposits, payment intangibles, contract rights, options to purchase or sell real or personal property, rights in all litigation presently or hereafter pending (whether in contract, tort or otherwise), insurance policies (including without limitation key man, property damage, and business interruption insurance), payments of insurance and rights to payment of any kind.

“Governmental Approval” is any consent, authorization, approval, order, license, franchise, permit, certificate, accreditation, registration, filing or notice, of, issued by, from or to, or other act by or in respect of, any Governmental Authority.

“Governmental Authority” is any nation or government, any state or other political subdivision thereof, any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative functions of or pertaining to government, any securities exchange and any self-regulatory organization.

“Group Member” means Borrower and its Subsidiaries.

“IIA” is the Israel Innovation Authority of the Israeli Ministry of the Economy.

“Indebtedness” is (a) indebtedness for borrowed money or the deferred price of property or services, such as reimbursement and other obligations for surety bonds and letters of credit, (b) obligations evidenced by notes, bonds, debentures or similar instruments, (c) capital lease obligations, and (d) Contingent Obligations.

“Indemnified Person” is defined in Section 13.3.

“Information” is defined in Section 13.9.

“Insolvency Proceeding” is any proceeding by or against any Person under the United States Bankruptcy Code, the Israeli Companies Ordinance 5743-1983, the Israeli Companies Law 5759-1999, or any other bankruptcy or insolvency law, including assignments for the benefit of creditors, compositions, extensions generally with its creditors, or proceedings seeking reorganization, arrangement, or other relief.

“Intellectual Property” means, with respect to any Person, all of such Person’s right, title, and interest in and to the following:

(a)its Copyrights, Trademarks and Patents;

(b)any and all trade secrets and trade secret rights, including, without limitation, any rights to unpatented inventions, know-how and operating manuals;

(c)any and all source code;

(d)any and all design rights which may be available to such Person;

(e)any and all claims for damages by way of past, present and future infringement of any of the foregoing, with the right, but not the obligation, to sue for and collect such damages for said use or infringement of the Intellectual Property rights identified above; and

(f)all amendments, renewals and extensions of any of the Copyrights, Trademarks or Patents.

“Inventory” is all “inventory” as defined in the Code or any other applicable law in effect on the date hereof with such additions to such term as may hereafter be made, and includes without limitation all merchandise, raw materials, parts, supplies, packing and shipping materials, work in process and finished products, including without limitation such inventory as is temporarily out of Borrower’s custody or possession or in transit and including any returned goods and any documents of title representing any of the above.

“Investment” is any beneficial ownership interest in any Person (including stock, partnership interest or other securities), and any loan, advance or capital contribution to any Person.

“ISR Borrower” is defined in the preamble of this Agreement.

“Key Person” is each of Borrower’s (a) Chief Executive Officer, who is Robert Ward as of the Effective Date, and (b) Chief Financial Officer, who is Gregory Weaver as of the Effective Date.

“Lender” and “Lenders” is defined in the preamble.

“Lender Entities” is defined in Section 13.9.

“Lender Intercreditor Agreement” is, collectively, any and all intercreditor agreement, master arrangement agreement or similar agreement by and between WestRiver and SVB, as each may be amended from time to time in accordance with the provisions thereof.

“Lenders’ Expenses” are all of Agent’s and the Lenders’ audit fees and expenses, costs, and expenses (including reasonable attorneys’ fees and expenses) for preparing, amending, negotiating, administering, defending and enforcing the Loan Documents (including, without limitation, those incurred in connection with appeals or Insolvency Proceedings) or otherwise incurred with respect to Borrower.

“Letter of Credit” is a standby or commercial letter of credit issued by SVB upon request of Borrower based upon an application, guarantee, indemnity, or similar agreement.

“Lien” is a claim, mortgage, deed of trust, levy, charge, pledge, security interest or other encumbrance of any kind, whether voluntarily incurred or arising by operation of law or otherwise against any property.

“Loan Documents” are, collectively, this Agreement and any schedules, exhibits, certificates, notices, and any other documents related to this Agreement, the Debentures, the Warrant, the Perfection Certificate, each Disbursement Letter, the Lender Intercreditor Agreement, any Bank Services Agreement, any Control Agreement, any subordination agreement, any note, or notes or guaranties executed by Borrower, and any other present or future agreement by Borrower with or for the benefit of Agent and the Lenders in connection with this Agreement or Bank Services, all as amended, restated, or otherwise modified.

“Material Adverse Change” is: (a) a material impairment in the perfection or priority of Agent’s, for the ratable benefit of the Lenders, Lien in the Collateral or in the value of such Collateral; (b) a material adverse change in the business, operations, or condition (financial or otherwise) of Borrower; or (c) a material impairment of the prospect of repayment of any portion of the Obligations.

“Milestone Event” means confirmation in writing by Agent on or prior to December 31, 2019, that both the Data Event and the Equity Event have occurred.

“Monthly Financial Statements” is defined in Section 6.2(a).

“Obligations” are Borrower’s obligations to pay when due any debts, principal, interest, fees, Lenders’ Expenses, the Final Payment, the Prepayment Premium, and other amounts Borrower owes Agent or any Lender now or later, whether under this Agreement, the other Loan Documents (other than the Warrant), or otherwise, including, without limitation, all obligations relating to Bank Services, if any, and including interest accruing after Insolvency Proceedings begin and debts, liabilities, or obligations of Borrower assigned to Agent and/or the Lenders, and to perform Borrower’s duties under the Loan Documents (other than the Warrant).

“Operating Documents” are, for any Person, such Person’s formation documents, as certified by the Secretary of State (or equivalent agency) of such Person’s jurisdiction of organization on a date that is no earlier than thirty (30) days prior to the Effective Date, and, (a) if such Person is a corporation, its bylaws or memorandum and articles of association (or similar documents as the case may be) in current form, (b) if such Person is a limited liability company, its limited liability company agreement (or similar agreement), and (c) if such Person is a partnership, its partnership agreement (or similar agreement), each of the foregoing with all current amendments or modifications thereto.

“Patents” means all patents, patent applications and like protections including without limitation improvements, divisions, continuations, renewals, reissues, extensions and continuations-in-part of the same.

“Payment/Advance Form” is that certain form attached hereto as Exhibit C.

“Payment Date” is the first (1st) calendar day of each month.

“Perfection Certificate” is defined in Section 5.1.

“Permitted Indebtedness” is:

(a)	Borrower’s Indebtedness to Agent and the Lenders under this Agreement and the other Loan Documents;
(b)	Indebtedness existing on the Effective Date which is shown on the Perfection Certificate;
(c)	Subordinated Debt;
(d)	unsecured Indebtedness to trade creditors incurred in the ordinary course of business;
(e)	Indebtedness incurred as a result of endorsing negotiable instruments received in the ordinary course of business;
(f)	Indebtedness secured by Liens permitted under clauses (a) and (c) of the definition of “Permitted Liens” hereunder;
(g)	other unsecured Indebtedness not otherwise permitted by Section 7.4 not exceeding Two Hundred Fifty Thousand Dollars ($250,000.00) in the aggregate outstanding at any time; and
(h)

extensions, refinancings, modifications, amendments and restatements of any items of Permitted Indebtedness (a) through (g) above; provided that the principal amount thereof is not increased or the terms thereof are not modified to impose more burdensome terms upon Borrower or its Subsidiary, as the case may be.

“Permitted Investments” are:

(a)	Investments (including, without limitation, Subsidiaries) existing on the Effective Date which are shown on the Perfection Certificate;
(b)	Investments consisting of Cash Equivalents;
(c)

Investments by US Borrower in ISR Borrower for ordinary, necessary and current operating expenses in an amount not to exceed Three Million Five Hundred Thousand Dollars ($3,500,000.00) per fiscal year, provided that an Event of Default does not exist at the time of any such Investment and would not exist after giving effect to any such Investment;

(d)	any Investments permitted by Borrower’s investment policy as in effect as of the Effective Date (as may be amended from time to time with the prior written consent of Agent); and
(e)	other Investments not otherwise permitted by Section 7.7 not exceeding One Hundred Thousand Dollars ($100,000.00) in the aggregate outstanding at any time.

“Permitted Liens” are:

(a)	Liens existing on the Effective Date which are shown on the Perfection Certificate or arising under this Agreement and the other Loan Documents;

(b)

Liens for taxes, fees, assessments or other government charges or levies, either (i) not due and payable or (ii) being contested in good faith and for which Borrower maintains adequate reserves on its Books, provided that no notice of any such Lien has been filed or recorded under the Internal Revenue Code of 1986, as amended, and the Treasury Regulations adopted thereunder;

(c)

purchase money Liens (i) on Equipment acquired or held by Borrower incurred for financing the acquisition of the Equipment securing no more than Fifty Thousand Dollars ($50,000.00) in the aggregate amount outstanding, or (ii) existing on Equipment when acquired, if the Lien is confined to the property and improvements and the proceeds of the Equipment;

(d)	Liens arising from attachments or judgments, orders, or decrees in circumstances not constituting an Event of Default under Sections 8.4 and 8.7; and
(e)

Liens incurred in the extension, renewal or refinancing of the indebtedness secured by Liens described in (a) through (d), but any extension, renewal or replacement Lien must be limited to the property encumbered by the existing Lien and the principal amount of the indebtedness may not increase.

“Person” is any individual, sole proprietorship, partnership, limited liability company, joint venture, company, trust, unincorporated organization, association, corporation, institution, public benefit corporation, firm, joint stock company, estate, entity or government agency.

“Prepayment Premium” shall be an additional fee, payable to Agent, for the ratable benefit of the Lenders based on their Pro Rata Share, with respect to the Term Loan Advances, in an amount equal to:

(a)for a prepayment of the Term Loan Advances made on or prior to the first (1st) anniversary of the Effective Date, three percent (3.0%) of the then outstanding principal amount of the Term Loan Advances immediately prior to the date of such prepayment;

(b)for a prepayment of the Term Loan Advances made after the first (1st) anniversary of the Effective Date, but on or prior to the second (2nd) anniversary of the Effective Date, two percent (2.0%) of the then outstanding principal amount of the Term Loan Advances immediately prior to the date of such prepayment; and

(c)for a prepayment of the Term Loan Advances made after the second (2nd) anniversary of the Effective Date, but prior to the Term Loan Maturity Date, one percent (1.0%) of the then outstanding principal amount of the Term Loan Advances immediately prior to the date of such prepayment.

“Prime Rate” is the rate of interest per annum from time to time published in the money rates section of The Wall Street Journal or any successor publication thereto as the “prime rate” then in effect; provided that, in the event such rate of interest is less than zero, such rate shall be deemed to be zero for purposes of this Agreement; and provided further that if such rate of interest, as set forth from time to time in the money rates section of The Wall Street Journal, becomes unavailable for any reason as determined by Agent, the “Prime Rate” shall mean the rate of interest per annum announced by SVB as its prime rate in effect at its principal office in the State of California (such SVB announced Prime Rate not being intended to be the lowest rate of interest charged by SVB in connection with extensions of credit to debtors); provided that, in the event such rate of interest is less than zero, such rate shall be deemed to be zero for purposes of this Agreement.

“Pro Rata Share” is, as of any date of determination,, with respect to each Lender, a percentage (expressed as a decimal, rounded to the ninth decimal place) determined by dividing the outstanding principal amount of Term Loan Advances held by such Lender by the aggregate outstanding principal amount of all Term Loan Advances.

“Registered Organization” is any “registered organization” as defined in the Code or any other applicable law with such additions to such term as may hereafter be made.

“Removal Effective Date” is defined in Section 10.10(d).

“Repayment Schedule” means the period of time equal to thirty-six (36) consecutive months; provided, however, upon the occurrence of the Milestone Event, the Repayment Schedule shall mean the period of time equal to twenty-four (24) consecutive months.

“Representatives” is defined in Section 13.9.

“Requirement of Law” is as to any Person, the organizational or governing documents of such Person, and any law (statutory or common), treaty, rule or regulation or determination of an arbitrator or a court or other Governmental Authority, in each case applicable to or binding upon such Person or any of its property or to which such Person or any of its property is subject.

“Responsible Officer” is any of the Chief Executive Officer, President and Chief Financial Officer of Borrower.

“Restricted License” is any material license or other agreement with respect to which Borrower is the licensee (a) that prohibits or otherwise restricts Borrower from granting a security interest in, or a fixed or floating charge over, Borrower’s interest in such license or agreement or any other property, or (b) for which a default under or termination of could interfere with the Agent’s right to sell any Collateral.

“SEC” shall mean the Securities and Exchange Commission, any successor thereto, and any analogous Governmental Authority.

“Securities Account” is any “securities account” as defined in the Code or any other applicable law with such additions to such term as may hereafter be made.

“Subordinated Debt” is indebtedness incurred by Borrower subordinated to all of Borrower’s now or hereafter indebtedness to Agent and the Lenders (pursuant to a subordination, intercreditor, or other similar agreement in form and substance satisfactory to Agent and the Lenders, entered into between Agent, the Lenders and the other creditor), on terms acceptable to Agent and the Lenders.

“Subsidiary” is, as to any Person, a corporation, partnership, limited liability company or other entity of which shares of stock or other ownership interests having ordinary voting power (other than stock or such other ownership interests having such power only by reason of the happening of a contingency) to elect a majority of the board of directors or other managers of such corporation, partnership or other entity are at the time owned, or the management of which is otherwise controlled, directly or indirectly through one or more intermediaries, or both, by such Person.  Unless the context otherwise requires, each reference to a Subsidiary herein shall be a reference to a Subsidiary of Borrower.

“SVB” is defined in the preamble hereof.

“Term A Loan Advance” is defined in Section 2.1.1(a).

“Term B Loan Advance” is defined in Section 2.1.1(a).

“Term Loan Advance” and “Term Loan Advances” are each defined in Section 2.1.1(a).

“Term Loan Amortization Date” is February 1, 2020; provided, however, upon the occurrence of the Milestone Event, the Term Loan Amortization Date shall be February 1, 2021.

“Term Loan Commitment” means, for any Lender, the obligation of such Lender to make a Term Loan Advance as and when available, up to the principal amount shown on Schedule 1.  “Term Loan Commitments” means the aggregate amount of such commitments of all Lenders.

“Term Loan Commitment Percentage” means, as to any Lender at any time, the percentage (carried out to the fourth decimal place) of the Term Loan Commitments represented by such Lender’s Term Loan Commitment at such time.  The initial Term Loan Commitment Percentage of each Lender is set forth opposite the name of such Lender on Schedule 1.

“Term Loan Maturity Date” is January 1, 2023.

“Trademarks” means any trademark and servicemark rights, whether registered or not, applications to register and registrations of the same and like protections, and the entire goodwill of the business of Borrower connected with and symbolized by such trademarks.

“Transfer” is defined in Section 7.1.

“Transition Period” is the period of time commencing upon the Effective Date and continuing through the earlier to occur of (a) March 31, 2019 or (b) an Event of Default.

“US Borrower” is defined in the preamble of this Agreement.

“Warrant” means, collectively, (a) that certain warrant to purchase stock dated as of the Effective Date between US Borrower and SVB and (b) that certain warrant to purchase stock dated as of the Effective Date between US Borrower and WestRiver Innovation Lending Fund VIII, L.P., in each case as may be amended, modified, supplemented and/or restated from time to time.

“WestRiver” is defined in the preamble hereof.

[Signature page follows.]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the Effective Date.

BORROWER:

ELOXX PHARMACEUTICALS, INC.

By /s/ Gregory Weaver
Name: Gregory Weaver
Title: Chief Financial Officer

ELOXX PHARMACEUTICALS LTD.

By /s/ Gregory Weaver
Name: Gregory Weaver
Title: Chief Financial Officer

AGENT:

SILICON VALLEY BANK, as Agent

By /s/ Lauren Cole
Name: Lauren Cole
Title: Vice President

LENDERS:

SILICON VALLEY BANK

By /s/ Lauren Cole
Name: Lauren Cole
Title: Vice President

WESTRIVER INNOVATION LENDING FUND VIII, L.P

By /s/ Trent Dawson
Name: Trent Dawson
Title: CFO

[Signature Page to Loan and Security Agreement]

SCHEDULE 1

LENDERS AND COMMITMENTS

TERM LOAN COMMITMENTS

Lender	Term A Loan Advance Commitment	Term A Loan Advance Commitment Percentage
Silicon Valley Bank	$7,500,000.00	50.0000%
WestRiver Innovation Lending Fund VIII, L.P.	$7,500,000.00	50.0000%
TOTAL	$15,000,000.00	100.0000%

Lender	Term B Loan Advance Commitment	Term B Loan Advance Commitment Percentage
Silicon Valley Bank	$5,000,000.00	50.0000%
WestRiver Innovation Lending Fund VIII, L.P.	$5,000,000.00	50.0000%
TOTAL	$10,000,000.00	100.0000%

EXHIBIT A

The Collateral consists of all of Borrower’s right, title and interest in and to the following personal property:

All goods, Accounts (including health-care receivables), Equipment, Inventory, contract rights or rights to payment of money, leases, license agreements, franchise agreements, General Intangibles (except as provided below), commercial tort claims, documents, instruments (including any promissory notes), chattel paper (whether tangible or electronic), cash, deposit accounts, certificates of deposit, fixtures, letters of credit rights (whether or not the letter of credit is evidenced by a writing), securities, and all other investment property, supporting obligations, and financial assets, whether now owned or hereafter acquired, wherever located; and

all Borrower’s Books relating to the foregoing and any and all claims, rights and interests in any of the above and all substitutions for, additions, attachments, accessories, accessions and improvements to and replacements, products, proceeds and insurance proceeds of any or all of the foregoing.

Notwithstanding the foregoing, the Collateral does not include (a) any property to the extent that such grant of security interest is prohibited by any Requirement of Law of a Governmental Authority or constitutes a breach or default under or results in the termination of or requires any consent not obtained under, any contract, license, agreement, instrument or other document evidencing or giving rise to such property, except to the extent that such Requirement of Law or the term in such contract, license, agreement, instrument or other document providing for such prohibition, breach, default or termination or requiring such consent is ineffective under Section 9-406, 9-407, 9-408 or 9-409 of the Code (or any successor provision or provisions) of any relevant jurisdiction or any other applicable law (including the Bankruptcy Code) or principles of equity; provided, however, that such security interest shall attach immediately at such time as such Requirement of Law is not effective or applicable, or such prohibition, breach, default or termination is no longer applicable or is waived, and to the extent severable, shall attach immediately to any portion of the Collateral that does not result in such consequences or (b) any Intellectual Property; provided, however, the Collateral shall include all Accounts and all proceeds of Intellectual Property.  If a judicial authority (including a U.S. Bankruptcy Court) would hold that a security interest in the underlying Intellectual Property is necessary to have a security interest in such Accounts and such property that are proceeds of Intellectual Property, then the Collateral shall automatically, and effective as of the date a written approval of the IIA is received pursuant to Section 6.12, include the Intellectual Property to the extent necessary to permit perfection of Agent’s, for the ratable benefit of the Lenders, security interest in such Accounts and such other property of Borrower that are proceeds of the Intellectual Property.

Pursuant to the terms of a certain negative pledge arrangement with Agent and the Lenders, Borrower has agreed not to encumber any of its Intellectual Property without Agent and the Lenders’ prior written consent.

EXHIBIT B

COMPLIANCE CERTIFICATE

TO:SILICON VALLEY BANK, as Agent, SVB, and WESTRIVERDate:

FROM:  ELOXX PHARMACEUTICALS, INC. and ELOXX PHARMACEUTICALS LTD.

The undersigned authorized officer of ELOXX PHARMACEUTICALS, INC. and ELOXX PHARMACEUTICALS LTD. (jointly and severally, individually and collectively, “Borrower”) certifies that under the terms and conditions of the Loan and Security Agreement among Borrower, SVB, and WestRiver (as amended, the “Loan Agreement”), (1) Borrower is in complete compliance for the period ending _______________ with all required covenants except as noted below, (2) there are no Events of Default, (3) all representations and warranties in the Agreement are true and correct in all material respects on this date except as noted below; provided, however, that such materiality qualifier shall not be applicable to any representations and warranties that already are qualified or modified by materiality in the text thereof; and provided, further that those representations and warranties expressly referring to a specific date shall be true, accurate and complete in all material respects as of such date, (4) Borrower, and each of its Subsidiaries, has timely filed all required tax returns and reports, and Borrower has timely paid all foreign, federal, state and local taxes, assessments, deposits and contributions owed by Borrower except as otherwise permitted pursuant to the terms of Section 5.8 of the Agreement, and (5) no Liens have been levied or claims made against Borrower or any of its Subsidiaries relating to unpaid employee payroll or benefits of which Borrower has not previously provided written notification to Agent.  Attached are the required documents supporting the certification.  The undersigned certifies that these are prepared in accordance with GAAP consistently applied from one period to the next except as explained in an accompanying letter or footnotes.  The undersigned acknowledges that no borrowings may be requested at any time or date of determination that Borrower is not in compliance with any of the terms of the Agreement, and that compliance is determined not just at the date this certificate is delivered.  Capitalized terms used but not otherwise defined herein shall have the meanings given them in the Agreement.

Please indicate compliance status by circling Yes/No under “Complies” column.

Reporting Covenants	Required	Complies

Monthly financial statements with Compliance Certificate	Monthly within 30 days	Yes No
Annual financial statement (CPA Audited)	FYE within 180 days	Yes No
10‑Q, 10‑K and 8-K	Within 5 days after filing with SEC	Yes No
Board Projections	At least annually and within 30 days of Board approval, and as amended/updated by Board approval	Yes No

Aggregate balance in ISR Borrower’s Israeli bank accounts: $________ (not to exceed $2,000,000.00)

Other Matters

Have there been any amendments of or other changes to the capitalization table of Borrower and to the Operating Documents of Borrower or any of its Subsidiaries?  If yes, provide copies of any such amendments or changes with this Compliance Certificate.

Yes	No

The following are the exceptions with respect to the certification above: (If no exceptions exist, state “No exceptions to note.”)

---------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------

1

ELOXX PHARMACEUTICALS, INC. By: Name: Title: ELOXX PHARMACEUTICALS LTD. By: Name: Title:

SVB USE ONLY

Received by: _____________________

authorized signer

Date: _________________________

Verified: ________________________

authorized signer

Date: _________________________

Compliance Status:Yes     No

2

EXHIBIT C

LOAN PAYMENT/ADVANCE REQUEST FORM

Fax To:  Date: _____________________

Loan Payment:ELOXX PHARMACEUTICALS, INC. and ELOXX PHARMACEUTICALS LTD.

From Account #________________________________To Account #__________________________________________

(Deposit Account #)(Loan Account #)

Principal $____________________________________and/or Interest $________________________________________

Authorized Signature:Phone Number:

Print Name/Title:

Loan Advance:

Complete Outgoing Wire Request section below if all or a portion of the funds from this loan advance are for an outgoing wire.

From Account #________________________________To Account #__________________________________________

(Loan Account #)(Deposit Account #)

Amount of Term Loan Advance $___________________________

All Borrower’s representations and warranties in the Loan and Security Agreement are true, correct and complete on the date of the request for an advance:

Authorized Signature:Phone Number:

Print Name/Title:

Outgoing Wire Request:

Complete only if all or a portion of funds from the loan advance above is to be wired.

Deadline for same day processing is noon, Eastern Time

Beneficiary Name: _____________________________Amount of Wire: $

Beneficiary Bank: ______________________________Account Number:

City and State:

Beneficiary Bank Transit (ABA) #: Beneficiary Bank Code (Swift, Sort, Chip, etc.):

(For International Wire Only)

Intermediary Bank: Transit (ABA) #:

For Further Credit to:

Special Instruction:

By signing below, I (we) acknowledge and agree that my (our) funds transfer request shall be processed in accordance with and subject to the terms and conditions set forth in the agreements(s) covering funds transfer service(s), which agreements(s) were previously received and executed by me (us).

Authorized Signature: ___________________________2nd Signature (if required): _______________________________

Print Name/Title: ______________________________Print Name/Title: ______________________________________

Telephone #: Telephone #: _____________________________

EXHIBIT D

Debenture  - Floating Charge

DEBENTURE

Made and executed this 30 day of January 2019

WHEREAS,

the undersigned, Eloxx Pharmaceuticals Ltd., a company organized under the laws of the State of Israel with its registered office at 10 Prof. Menachem Plaut Street, Rehovot, Israel 767062 (hereinafter: the “Pledgor”), intends to receive, jointly and severally with its parent company Eloxx Pharmaceuticals, Inc., a Delaware corporation (hereinafter: the “Parent Company”) from Silicon Valley Bank, a California corporation with a registered loan production office at 275 Grove Street, Suite 2-200, Newton, Massachusetts 02466 in its capacity as an Agent (as defined therein) (the “Agent”) and the several Lenders specified in the Loan and Security Agreement (as defined below) (each a “Lender” and, collectively, the “Lenders”), credits, various loans, overdrafts in current account, in revolving debitory account or in any other account, and various banking facilities and other services (hereinafter: the “Banking Services”) from time to time, including without limitations pursuant to, for such purpose and on such conditions as specified in the provisions of that certain Loan and Security Agreement entered into between and among the Agent, the Lenders, the Pledgor and the Parent Company on January 30, 2019 (hereinafter, as may be amended, modified, restated, replaced or supplemented from time to time in accordance with its terms, and together with the Loan Documents (as defined thereunder), collectively, the “Loan Agreement”);

THEREFORE,

it has been agreed that the Pledgor shall secure the repayment of the various amounts of money which the Pledgor may owe and/or may be liable to the Agent and/or the Lenders in connection with the granting of the Banking Services and/or the Loan Agreement and/or in connection with other liabilities not being Banking Services and/or otherwise, all in accordance with the terms hereinafter contained.

NATURE OF THE DEBENTURE

1.

This Debenture has been made to secure the full and punctual payment of all the sums due and to become due to the Agent and/or the Lenders from the Pledgor in connection with the granting of the Banking Services to the Pledgor and/or in connection with the Loan Agreement, including without limitations in connection with the Obligations (as defined in the Loan Agreement) and/or in connection with other liabilities not being Banking Services or in any other manner whatsoever, whether due from the Pledgor alone or jointly with others, whether the Pledgor may have incurred or will incur liability with respect thereto in the future, as obligor and/or as guarantor and/or as endorser or otherwise, now due or becoming due in the future, which are payable prior to the realisation of the collateral security to which this Debenture is applicable or subsequent thereto, whether due absolutely or contingently, directly or indirectly, unlimited in amount together with interest, commissions, charges, fees and expenses of whatever nature, including costs of realising the collateral security, reasonable documented external lawyers’ fees, insurance, stamp duty and any other payments arising from this Debenture and together with any nature of linkage differences due and becoming due from the Pledgor to the Agent and/or the Lenders in any manner whatsoever in respect of linked principal and interest and any other linked sum (all the foregoing sums being jointly and severally hereinafter referred to as the “Secured Sums”).

Debenture  - Floating Charge

THE CHARGE

2.

As collateral security for the full and punctual payment of all of the Secured Sums (whether at stated maturity, acceleration or otherwise), and without derogating from any other security, the Pledgor hereby absolutely and unconditionally charges and pledges in favour of the Agent and its successors, for the ratable benefit of the Lenders, by way of a first ranking floating charge all of the Pledgor's property, assets and rights, now or at any time belonging to or acquired by the Pledgor and the profits and benefits derived therefrom, (other than Intellectual Property, as such term is defined under the Loan Agreement, provided, however, that the Assets Subject to a Floating Charge shall include all Accounts and all proceeds of Intellectual Property (as such terms are defined under the Loan Agreement), and if a judicial authority would hold that a security interest in the underlying Intellectual Property is necessary to have a security interest in such Accounts and such property that are proceeds of Intellectual Property, then the Assets Subject to a Floating Charge shall automatically, and effective as of the Effective Date (as such terms are defined under the Loan Agreement), include the Intellectual Property to the extent necessary to permit perfection of Agent’s, for the ratable benefit of the Lenders, security interest in such Accounts and such other property of Borrower that are proceeds of the Intellectual Property) including without derogating from the generality of the aforementioned, the property, assets and rights set forth below (hereinafter together, the “Assets Subject to a Floating Charge”):

(a)

All the assets, monies, property and rights of any kind whatsoever without exception, whether now or hereafter at any time in the future owned by or in the possession of the Pledgor in any manner or way whatsoever (including, for the avoidance of any doubt, and without limitation, all accounts, license and royalty fees and other revenues, proceeds, or income arising out of or relating to any Intellectual Property);

(b)

All the current assets, without exception, now or hereafter at any time in the future owned by or in the possession of the Pledgor in any manner or way whatsoever, the expression 'current assets' meaning all the assets, monies, property and rights of any kind with the exception of land, buildings and fixtures;

(c)

All the fixed assets now or hereafter at any time in the future owned, belonging to, acquired by or in possession of the Pledgor in any manner or way whatsoever, the expression 'fixed assets' to include, inter alia, equipment, land, buildings, fixtures and fittings and fixed plant and machinery thereon;

(d)

All the stocks, shares, debentures, bonds, notes, instruments, Bills drawn or made by others, securities and other documents or instruments of any kinds owned by the Pledgor and/or which the Pledgor has any right in connection thereto or is entitled to give instructions to sell now and at any time in the future, held by the Agent and/or by others and/or any rights in respect thereof;

3.

As further collateral security for the full and punctual payment of all of the Secured Sums, the Pledgor hereby absolutely and unconditionally pledges and charges to the Agent and its successors, for the ratable benefit of the Lenders, by way of a first ranking fixed pledge and charge the uncalled and/or called but unpaid share capital of the Pledgor and its reputation and goodwill of the Pledgor, as presently and in the future at any time existing (hereinafter, jointly and severally – the “Charged Assets”).

4.

As further collateral security for the full and punctual payment of all of the Secured Sums, the Pledgor hereby absolutely and unconditionally assigns to the Agent, for the ratable benefit of the Lenders, by way of first ranking fixed charge and pledge all rights, claims and remedies of

Debenture  - Floating Charge

the Pledgor, including without limitation, any right to exemptions, relief, or reduction under and deriving from the Income Tax Ordinance [New Version], 5721-1961 and/or the Land Appreciation Tax Law, 5723-1963 and/or the Property Tax and Compensation Fund Law, 5721-1961 and/or any other applicable law.

5.

As further collateral security for the full and punctual payment of all the Secured Sums, the Pledgor hereby pledges and charges to the Agent, for the ratable benefit of the Lenders, all such securities, documents and instruments, Bills drawn or made by others which the Pledgor has delivered or may deliver to the Agent from time to time whether for collection, safekeeping or otherwise (hereinafter the “Charged Documents”) and upon the delivery thereof shall be and be deemed pledged and charged to the Agent, for the ratable benefit of the Lenders, by way of a first ranking fixed pledge and charge according to the terms of this Debenture the provisions of which, mutatis mutandis, shall apply to the charge and pledge thereof. The Agent shall be exempt from taking any action whatsoever in connection with the Charged Documents and shall not be liable for any loss or damage which may be caused in connection therewith and the Pledgor undertakes to indemnify the Agent in any event that the Agent is sued for any such loss of damage by others.

The Pledgor hereby waives in advance any defence based on prescription in relation to the Charged Documents.

6.	The Assets Subject to a Floating Charge, the Charged Assets and the Charged Documents shall be hereinafter called the “Charged Property”.

The pledge and charge created by operation of this Debenture shall apply to all and any rights to compensation or indemnity which may accrue to the Pledgor by reason of the loss of, damage to or appropriation of the Charged Property.

DECLARATIONS OF THE PLEDGOR

7.	The Pledgor hereby declares as follows:

(a)

That the Charged Property is not charged, pledged or attached in favour of any other persons or parties other than any charge, pledge or attachment created by any Permitted Lien, as defined under the Loan Agreement provided however, that to the extent that such Permitted Liens are specific first ranking limited-in-amount liens created by Pledgor in favour of another bank or financial institution, then, with respect to each such Permitted Liens, for as long as it is in effect, the terms of this Debenture, including without limitation, the definition of “Charged Property” hereunder shall be construed in a manner to give full force and effect to such Permitted Lien and enable this Debenture to be enforced to the maximum extent possible under applicable law or under such Permitted Liens agreements.

(b)	That the Charged Property is, in its entirety, in the exclusive possession and ownership of the Pledgor, except as specifically permitted under the Loan Agreement.

(c)

That no restriction or condition of law or any agreement exists or applies to the ability of the Pledgor to transfer or charge the Charged Property, except as otherwise provided or permitted hereunder or under the Loan Agreement, including, inter alia, the approval of the Israeli Innovation Authority to be provided by Pledgor in accordance with the provisions of the Loan Agreement.

(d)	That the Pledgor is capable of and entitled to charge the Charged Property in accordance with the provisions hereof and any applicable law.

Debenture  - Floating Charge

(e)	That no assignment of rights or other disposition has occurred derogating from the value of the Charged Property.

(f)	The Pledgor has received all permits, consents and authorizations that shall be necessary or required to consummate this Debenture.

COVENANTS OF THE PLEDGOR

8.	The Pledgor hereby covenants as follows, as long as the floating charge created by this Debenture is in force and until the Agent has certified in writing that this Debenture is null:

(a)	To hold the Charged Property in accordance with the provisions of the Loan Agreement;

(b)

To use and deal with the Charged Property with the utmost care and to notify the Agent of any case of material disrepair, damage, loss, fault or defect affecting same and to remedy any disrepair, damage, fault or defect affecting the Charged Property due to use or for any other reason, and to be liable towards the Agent for any disrepair, damage, fault or defect as aforesaid;

(c)

To allow any representative of the Agent, at any time, to inspect and examine the condition of the Charged Property wherever the Charged Property may be situated, in accordance with the provisions of the Loan Agreement;

(d)

Following the occurrence of any of the events enumerated in Section 16 hereof, upon Agent's first demand, to deliver to the Agent or to any bailee on its behalf, the Charged Property. In the event of the refusal of the Pledgor to comply with the provisions of this sub-clause, the Agent may, without the consent of the Pledgor, remove the Charged Property from the Pledgor's possession and hold the same or deliver the same to a bailee on behalf of the Agent at the expense of the Pledgor. Where the Charged Property has been so delivered to a bailee, the Agent shall be exempt from any loss or damage which for any reason may be caused to the Charged Property;

(e)

Not to sell, assign, dispose of, surrender, relinquish, waive or transfer any of the Charged Property and not to allow any person to do any of the foregoing acts, without the prior written consent of the Agent, except as specifically permitted under the Loan Agreement;

(f)

Except as stated otherwise in the Loan Agreement, to notify the Agent forthwith upon its becoming aware of the levying of any attachment on the Charged Property, to forthwith notify the attachor of the charge hereunder and to take at the Pledgor's own expense immediately and without delay all such measures as are required for discharging such attachment;

(g)

Not to charge or pledge in any manner or way the Charged Property and any Intellectual Property (as defined under the Loan Agreement) by conferring any rights ranking pari-passu, prior to or deferred to the rights of the Agent and not to make any assignment of any right which the Pledgor may have in the Charged Property without receiving the prior written consent of the Agent, all except as specifically permitted under the Loan Agreement;

(h)

To be liable towards the Agent for any defect in the Pledgor's title to the Charged Property and/or any default thereunder and to bear the responsibility for the authenticity, regularity and correctness of all the signatures, endorsements and particulars of any Bills, documents, instruments and securities which have been or may be delivered to the Agent by way of collateral security;

Debenture  - Floating Charge

(i)

To pay when due all taxes and compulsory payments levied against the Charged Property and/or the income accruing thereon under any law and to furnish the Agent, at its request, with all the receipts for such payments (unless provided otherwise under the Loan Agreement). If the Pledgor fails to make such payments when due, the Agent may pay the same for the account of the Pledgor and debit the Pledgor with the payment thereof coupled with expenses, and interest at the Default Rate (as defined in the Loan Agreement). Such payments shall be secured by this Debenture;

(j)	Not to wind up, liquidate or dissolve, sell, exchange, lease, transfer or otherwise dispose of all or substantially all its properties or other assets;

(k)	That no structural change is or will be effected in the Pledgor and/or that no change of control in the Pledgor will occur, except as specifically permitted under the Loan Agreement.

(l)

Not to create, incur, assume, allow, or suffer to be created any Lien (as defined under the Loan Agreement) on any of its property, or assign or convey any right to receive income, including the sale of any Accounts (as defined under the Loan Agreement), or permit its subsidiaries to do so, except for Permitted Liens (as defined under the Loan Agreement), or permit any Collateral (as defined under the Loan Agreement) not to be subject to the first priority security interest granted in the Loan Agreement, or the charges granted hereunder or under any other Loan Document (as defined under the Loan Agreement), or enter into any agreement, document, instrument or other arrangement (except with or in favor of Agent) with any Person (as defined in the Loan Agreement) which directly or indirectly prohibits or has the effect of prohibiting Pledgor or its subsidiaries from assigning, mortgaging, pledging, granting a security interest or charge in, over or upon, or encumbering any of Pledgor’s and/or the Parent Company's or any other subsidiary's Intellectual Property (as defined under the Loan Agreement), all except as specifically permitted under the Loan Agreement.

9.	The Pledgor undertakes to notify the Agent forthwith upon its becoming aware of any of the following:

(a)

of any claim of right to any collateral security given to the Agent to which this Debenture is applicable and/or of any execution or injunction proceedings or other steps taken to attach, preserve or realise any such collateral security;

(b)	of any of the events enumerated in Clause 15 hereof;

(c)	of any material reduction in value of any collateral security granted or which may be granted by the Pledgor;

(d)

of any application filed for the winding-up of the Pledgor's affairs or for the appointment of a receiver over the Pledgor's assets as well as any resolution regarding any structural change in the Pledgor or any intention to do so;

(e)	of any change of address of the Pledgor.

INSURANCE

10.	The Pledgor hereby undertakes to keep the Charged Property insured at all times as provided in the Loan Agreement,

Debenture  - Floating Charge

11.

All the rights of the Pledgor deriving from the insurance of the Charged Property, as in force at any relevant time and under any other law, whether or not assigned to the Agent as aforesaid, are hereby charged to the Agent, for the ratable benefit of the Lenders, by way of a first ranking fixed charge and pledge.

INTEREST

12.

The Agent shall be entitled to calculate interest on the Secured Sums at such rate as has been or may be agreed upon from time to time between the Agent and the Pledgor according to the terms of the Loan Agreement.

REPAYMENT DATES

13.

The Pledgor hereby undertakes to pay the Agent all and any of the Secured Sums promptly on the maturity dates prescribed or which may be prescribed therefore from time to time, all in accordance with the provisions of the Loan Agreement.

14.

Prepayments of the Secured Sums shall be made subject to and in accordance with the provisions of the Loan Agreement, and the Pledgor shall not be entitled to redeem all or any of the Charged Property by discharging the Secured Sums and/or any part thereof prior to their prescribed maturity dates and/or full prepayments of the Secured Sums in accordance with the provisions of the Loan Agreement, unless the redemption is being made subject to and in accordance with the provisions of the Loan Agreement.

15.

Neither the Pledgor nor any person having a right liable to be affected by the pledges and charges hereby created or the realisation thereof shall have any right under Section 13(b) of the Pledges Law, 5727-1967, or any other statutory provisions in substitution therefore.

16.

Without derogating from the generality of the provisions of this Debenture, the Agent shall be entitled to demand the immediate payment of the Secured Sums and to debit any account of the Pledgor with the amount thereof in any one of the events numerated below, in which case the Pledgor undertakes to pay the Agent all of the Secured Sums, and the Agent shall be entitled to take whatever steps it sees fit, subject to applicable law, for the collection of the Secured Sums and in particular to crystallise the floating charge on the Assets subject to a Floating Charge as provided in Clause 20(a) hereof and to realise, at the Pledgor's expense, the collateral securities by any means allowed by law;

(a)

The Pledgor is in breach of (i) any of its obligations, undertakings, representations or warranties under Sections 7(b), 7(d), 7(f), 8(b), 8(d), 8(e), 8(g) through (l), 9(b), 10 and 11 of this Debenture, or (ii) any of its other obligations, undertakings, representations or warranties under this Debenture, which breach under this clause (ii) has not been cured within 5 Business Days after the occurrence thereof, except to the extent that such breach could reasonably be expected to have a Material Adverse Effect (as defined in the Credit Agreement), in which case such cure period shall not apply (the foregoing shall not derogate from any right, under any law, granted to the Agent or the Lenders in respect of any other breach by Pledgor); and/or;

(b)

There occurs and continues to subsist (i) an Event of Default (as defined under the Loan Agreement), or (ii) any other event which gives the Agent right to demand payment, under any document signed between the Pledgor and the Agent and/or the Lenders, (including, inter alia, under the Loan Agreement), provided that any period (if any) given to the

Debenture  - Floating Charge

Pledgor to effect such payment under such document shall have elapsed and as long as such payment is not actually effected;

RIGHTS OF THE AGENT (ON BEHALF OF THE LENDERS)

17.

The Agent shall have the right of possession, lien, set-off and charge over any amounts, assets and/or rights including securities, coins, gold, banknotes, documents in respect of goods, insurance policies, Bills, assignments of rights, deposits, collaterals and their countervalue, in the possession of or under the control of the Agent at any time for or on behalf of the Pledgor, including such as have been delivered for collection, as security, for safe-keeping or otherwise. The Agent shall be entitled to retain the said assets until payment in full of the Secured Sums or to realise them by selling them and applying the countervalue thereof in whole or in part in payment of the Secured Sums, and in any event in accordance with applicable law. Nothing contained herein shall limit the rights of set off of any Lender provided in the Loan Agreement.

18.

The Pledgor confirms that the Agent's and the Lenders’ books, accounts and entries shall be binding upon the Pledgor, shall be deemed to be correct and shall serve as prima facie evidence against the Pledgor in all their particulars, including all reference to the computation of the Secured Sums, the particulars of the Bills, guarantees and other collateral securities and any other matter related hereto.

19.

Without derogating from the other provisions contained in this Debenture, any waiver, extension, concession, acquiescence or forbearance (hereinafter: “waiver”) on the Agent's part as to the non-performance, partial performance or incorrect performance of any of the Pledgor's obligations pursuant to this Debenture, such waiver shall not be treated as a waiver on the part of the Agent of any rights but as a limited consent given in respect of the specific instance.

20.	In any of the events enumerated in Clause 16 hereof, and subject to the provisions of The Encouragement of Research, Development and Technological Innovation in the Industry Law 5744-1984;

(a) the Agent shall be entitled to adopt all the measures it deems fit, subject to any applicable law, in order to recover the Secured Sums and realise all of its rights hereunder, including the realisation of the Charged Property, in whole or in part, and to apply the proceeds thereof to the Secured Sums without the Agent first being required to realise any other guarantees or collateral securities, if such be held by the Agent.

(b)Should the Agent decide to realise securities, Bills and other negotiable instruments, in accordance with Section 4(2) of the Pledges Law 5727-1967, then three (3) days' advance notice regarding the steps that the Agent intends to take shall be deemed to be reasonable advance notice for the purpose of Section 19(b) of the Pledges Law, 5727-1967, or any other statutory provisions in substitution therefor.

(c)As long as the Secured Sums are not paid in full, the Agent may, subject to any applicable law, as attorney-in-fact of the Pledgor (and, for the purpose hereof, the Pledgor irrevocably appoints the Agent to be its attorney-in-fact for the benefit of the Lenders), sell all or any of the Charged Property by public auction or otherwise, by itself or through others, for cash or instalments thereof or otherwise, at a price and on such terms as the Agent in its absolute discretion shall deem fit, and likewise the Agent may of its own accord or through the court or an execution office, realise the Charged Property or any other property, inter alia, by appointing a receiver or receiver and manager on behalf of the Agent, who shall be empowered, inter alia,:

(1)	to call in all or any part of the Charged Property.

Debenture  - Floating Charge

(2)	to carry on or to participate in the management of the business of the Pledgor, as they see fit.

(3)	to sell or agree to the sale of the Charged Property, in whole or in part, to dispose of same or agree to dispose of same in such other manner on such terms as they deem fit.

(4)	to make such other arrangements regarding the Charged Property or any part thereof as they deem fit.

(d)All income to be received by the receiver or the receiver and manager from the Charged Property as well as any proceeds to be received by the Agent and/or by the receiver or receiver and manager from the sale of the Charged Property or any part thereof shall be applied, subject to any applicable law and the provisions of the Loan Agreement, in such order as Agent shall determine in its sole discretion. provided, in the event that Agent has independently sold any Charged Property, that any amount remaining after the payment to the Lenders of the Secured Sums in full, shall be transferred to the Pledgor, subject to the provisions of applicable law.

21.

Should the payment date of the Secured Sums or any part thereof not yet have fallen due at the time of the sale of the Charged Property, or the Secured Sums be due to the Agent contingently only, then the Agent shall be entitled to recover out of the proceeds of the sale an amount sufficient to cover the Secured Sums and the amount so recovered shall be charged to the Agent as security for, and be held by the Agent until the discharge in full of, the Secured Sums.

NATURE OF THE COLLATERAL SECURITY

22.

The collateral securities which have been or may be given to the Agent under this Debenture shall be continuing and revolving securities and shall remain in force until all Secured Sums have been fully discharged and the Agent, on behalf of the Lenders, has certified in writing that this Debenture is null. After the Secured Sums have been fully discharged, the Agent shall promptly certify in writing that this Debenture is null, and shall execute and provide the Pledgor with any documents reasonably necessary in order to remove the charge created by this Debenture.

23.	All collateral securities and guarantees which have been or may be given to the Agent for payment of the Secured Sums shall be independent of one another.

24.

The nature and effect of the collateral securities to which this Debenture is applicable shall not be affected nor shall the validity of any of the securities and obligations of the Pledgor hereunder be impaired or affected by any compromise, concession, granting of time or other like release consented to by the Agent with respect to the Pledgor and/or its subsidiaries or by any variation in the Pledgor's and/or its subsidiaries’ obligations towards the Agent in connection with the Secured Sums or by any release or waiver by the Agent of any other collateral security or guarantees.

25.

In any of the events enumerated in Clause 16 hereof, the Agent may deposit all or any of the collateral given or which may be given pursuant to this Debenture with a bailee of its own choosing, at its discretion and at the Pledgor's expense, and may substitute such bailee with another from time to time. The Agent may register all or any of such collaterals with any competent authority in accordance with any law and/or in any public register.

RIGHT OF ASSIGNMENT

Debenture  - Floating Charge

26.

The Agent may at any time, at its own discretion and without the Pledgor's consent being required, assign this Debenture and its rights arising thereunder, including the collaterals in whole or in part to any assignee of Agent’s rights under the Loan Agreement. Such assignment may be effected by endorsement on this Debenture or in any other way the Agent or any subsequent assignor deems fit.

NOTICE OF OBJECTION

27.

The Pledgor undertakes to notify the Agent in writing of any objection or contention it may have regarding any statement of account, extract thereof, certificate or notice received by it from the Agent including information received through any automatic terminal facility. Where no such objection or contention is received by the Agent, then the Pledgor will be deemed to have confirmed the correctness thereof.

EXPENSES

28.

All the expenses in connection with this Debenture as detailed in the Loan Agreement and in any other documents signed between the Agent and/or the Lenders and the Pledgor in connection with the Banking Services and in accordance therewith, including the fee for preparing credit and security documents, the stamping and registration of documents, and all and any expenses involved in the realisation of the collateral security and institution of proceedings for collection (including reasonable documented fees of the Agent's external lawyers), insurance, safe-keeping, maintenance and repair of the Charged Property shall be paid by the Pledgor to the Agent on its first written demand, together with interest at the Default Rate from the date demand was made until payment in full, and until payment in full, all the above expenses together with interest thereon shall be secured by this Debenture. The Agent may debit the Pledgor with the aforesaid expenses, together with interest thereon.

29.	[Reserved[

INTERPRETATION; AMENDMENT

30.

Any of the representations, warranties and covenants made by Pledgor hereunder shall be in addition to, and shall not derogate in any manner from, any representations, warranties and covenants made by Pledgor under the Loan Agreement and any other document related to the granting of the Banking Services.  In case of any conflict between this Debenture and Loan Agreement, including with respect to interest, commissions, charges, fees and expenses (specifically excluding the specific rights of the Lenders in connection with the creation and realisation of the security interest hereunder), the provisions of the Loan Agreement shall prevail.

31.

In this Debenture - (a) the singular includes the plural and vice versa; (b) the masculine gender includes the feminine gender and vice versa; (c) “Agent” means Silicon Valley Bank and any of its branches existing on the date hereof and/or to be subsequently opened, wherever they may be, its assigns, successors, or attorneys-in-fact; (d) “Bills” means: promissory notes, bills of exchange, cheques, undertakings, guarantees, sureties, assignments, bills of lading, deposit notes and any other negotiable instruments; (e) “Interest at the Default Rate” means interest at such default rate as is defined in the Loan Agreement; (f) the headings are only indicative and are not to be used in construing this Debenture; (g) the recitals hereto form an integral part hereof.

Debenture  - Floating Charge

Unless otherwise defined herein, terms capitalized herein shall have the meanings ascribed to them in the Loan Agreement

32.

Any term of this Debenture may be amended and the observance of any term hereof may be waived (either prospectively or retroactively and either generally or in a particular instance) with the written consent of both parties only.

33.

To the extent required, this Debenture may be translated into Hebrew for the sole purpose of the registration and filing of this Debenture with the Israeli Registrar of Companies and/or any other relevant Israeli official registrations. Notwithstanding the aforesaid, the executed English version of this Debenture shall prevail and supersede for all purposes and for all respects, in the event of any discrepancy or inconsistency between the English version and the translation

NOTICES AND WARNINGS

34.

(a) Each communication to be made under this Debenture shall be made in writing and, unless otherwise stated, may be made also by facsimile transmission or by electronic mail.

(b) Each communication or document to be made or delivered by each party to another pursuant to this Debenture shall (unless that other party has by written notice, specified another address) be made or delivered to that party, addressed as follows:

(i)	if to the Pledgor:
Eloxx Pharmaceuticals Ltd.
10 Prof. Menachem Plaut Street
Rehovot, Israel 7670621
Attn.: Greg Weaver

Email: greg@eloxxpharma.com

With a copy to (which shall not be deemed notice):

Meitar Liquornik Geva Leshem Tal, Law Offices

16 Abba Hillel Road, Ramat Gan, 5250608

Attn: Dana Yagur, Adv.
Fax: (972)-3-610-3100
Email: yagurd@meitar.com

Debenture  - Floating Charge

(ii)	if to the Agent:

Silicon Valley Bank
275 Grove Street, Suite 2-200
Newton, Massachusetts 02466
Attn: Lauren Cole
Email: LCole@svb.com

         with a copy to:

Shibolet & Co. with Raved, Magriso, Benkel & Co.
4 Berkowitz Street, Tel-Aviv 6423806, Israel
Attn: Einat Weidberg, Adv.
Fax: +972-3-7778444
Email: E.weidberg@shibolet.com

and shall be deemed to have been made or delivered (a) upon the earlier of actual receipt and five (5) business days after deposit in regular mail, first class, registered or certified mail return receipt requested, with proper postage prepaid; (b) upon transmission, when sent by electronic mail or facsimile transmission with receipt confirmation; (c) one (1) Business Day after deposit with a reputable overnight courier with all charges prepaid; or (d) when delivered, if hand-delivered by messenger.

GOVERNING LAW AND PLACE OF JURISDICTION

35.
(a)This Debenture shall be construed in accordance with the laws of the State of Israel.

(b)The exclusive place of jurisdiction for the purpose of this Debenture is hereby established as the competent court of law in Israel situated in Tel Aviv-Jaffa.

*****

Debenture  - Floating Charge

IN WITNESS WHEREOF THE PARTIES HAVE SIGNED THIS DEBENTURE OF

FLOATING CHARGE

ELOXX PHARMACEUTICALS LTD.

/s/__Gregory Weaver___________________________

By: Gregory Weaver

Title: Chief Financial Officer

SILICON VALLEY BANK

/s/__Lauren Cole___________________________

By: Lauren Cole

Title: Vice President

[Signature Page – Eloxx Pharmaceuticals Ltd – Floating Charge Debenture]

EXHIBIT D-1

Debenture – Fixed Charge

DEBENTURE

Made and executed this 30 day of January 2019

WHEREAS,

the undersigned, Eloxx Pharmaceuticals Ltd, a limited liability company organised and existing under the laws of the State of Israel with its registered office at 10 Prof. Menachem Plaut Street, Rehovot, Israel 767062 (hereinafter: the “Pledgor”), intends to receive, jointly and severally with its parent company Eloxx Pharmaceuticals, Inc. a Delaware corporation (hereinafter: the “Parent Company”) from Silicon Valley Bank, a California corporation with a registered loan production office at 275 Grove Street, Suite 2-200, Newton. Massachusetts 02466 in its capacity as an Agent (as defined therein) (the “Agent”) and the several Lenders specified in the Loan and Security Agreement (as defined below) (each a “Lender” and, collectively, the “Lenders”), credits, various loans, overdrafts in current account, in revolving debitory account or in any other account, and various banking facilities and other services (hereinafter: the “Banking Services”) from time to time, including without limitations pursuant to, for such purpose and on such conditions as specified in the provisions of that certain Loan and Security Agreement entered into between and among the Agent, the Lenders, the Pledgor and the Parent Company on January 30, 2019 (hereinafter, as may be amended, modified, restated, replaced or supplemented from time to time in accordance with its terms, the “LSA”, and together with the Loan Documents (as defined thereunder), collectively, the “Loan Agreement”);

THEREFORE,

it has been agreed that the Pledgor shall secure the repayment of the various amounts of money which the Pledgor may owe and/or may be liable to the Agent and/or the Lenders in connection with the granting of the Banking Services and/or the Loan Agreement and/or in connection with other liabilities not being Banking Services and/or otherwise, all in accordance with the terms hereinafter contained.

NATURE OF THE DEBENTURE

1.

This Debenture has been made to secure the full and punctual payment of all the sums due and to become due to the Agent and/or the Lenders from the Pledgor in connection with the granting of the Banking Services to the Pledgor and/or in connection with the Loan Agreement, including without limitations in connection with the Obligations (as defined in the Loan Agreement) and/or in connection with other liabilities not being Banking Services or in any other manner whatsoever, whether due from the Pledgor alone or jointly with others, whether the Pledgor may have incurred or will incur liability with respect thereto in the future, as obligor and/or as guarantor and/or as endorser or otherwise, now due or becoming due in the future, which are payable prior to the realisation of the collateral security to which this Debenture is applicable or subsequent thereto, whether due absolutely or contingently, directly or indirectly, unlimited in amount together with interest, commissions, charges, fees and expenses of whatever nature, including costs of realising the collateral security, reasonable documented external lawyers’ fees, insurance, stamp duty and any other payments arising from this Debenture and together with any nature of linkage differences due and becoming due from the Pledgor to the Agent and/or the Lenders in any manner whatsoever in respect of linked principal and interest and any other linked sum (all the foregoing sums being jointly and severally hereinafter referred to as the “Secured Sums”).

Debenture – Fixed Charge

PLEDGE AND FIXED CHARGE

2.

As collateral security for the full and punctual payment of all of the Secured Sums (whether at stated maturity, acceleration or otherwise), and without derogating from any other security, the Pledgor hereby absolutely and unconditionally charges and pledges to the Agent and its successors, for the ratable benefit of the Lenders, by way of a first ranking fixed charge and pledge, and by an assignment by way of pledge, as applicable, all Pledgor's rights, whether now existing or thereafter created, (A) (i) to receive funds from all of its customers, including without limitations the customers listed under Schedule D-2 of the LSA (the “Customers List”), and (ii) in and to each outstanding account including without limitations the accounts specified in Schedule D-3 of the LSA (the “Pledged Accounts”); and (B) in and to all the fixed assets listed under Appendix A (the “Equipment List”) (hereinafter, (A) and (B) , jointly and severally - the “Charged Property”).

It is hereby agreed and acknowledged that the description of the Charged Property, including without limitations, the Customers List, Pledged Accounts and Equipment List, shall be amended and updated from time to time by the Pledgor, in accordance with the provisions of the Loan Agreement.

3.

The pledge and charge created by operation of this Debenture shall apply to all and any rights to compensation or indemnity which may accrue to the Pledgor by reason of the loss of, damage or appropriation of the Charged Property.

4.

The Pledgor shall have the right to receive and use all payments pursuant to and accordance with the Pledged Accounts, subject to, and as specifically permitted under, the terms and provisions of the Loan Agreement.

DECLARATIONS OF THE PLEDGOR

5.	The Pledgor hereby declares as follows:

(a)	That the Charged Property is not charged, pledged or attached in favour of any other persons or parties;

(b)

That the Charged Property is, in its entirety, in the exclusive possession and ownership of the Pledgor or in the possession or under control of the Bank, except as otherwise specifically provided or permitted under the Loan Agreement;

(c)	That no restriction or condition of law or any agreement exists or applies to the ability of the Pledgor to transfer or charge the Charged Property;

(d)	That the Pledgor is capable of and entitled to charge the Charged Property in accordance with the provisions hereof and any applicable law;

(e)	That no assignment of rights or other disposition has occurred derogating from the value of the Charged Property.

(f)	The Pledgor has received all permits, consents and authorizations that shall be necessary or required to consummate this Debenture.

Debenture – Fixed Charge

COVENANTS OF THE PLEDGOR

6.	The Pledgor hereby covenants as follows, as long as the fixed charge created by this Debenture is in force and until the Agent has certified in writing that this Debenture is null:

(a)	To hold the Charged Property in accordance with the provisions of the Loan Agreement;

(b)

To observe and perform, in all material respects, all covenants and obligations of the Pledgor in connection with each Pledged Account, and any of the related agreements to which Pledgor is a party or by which it is bound;

(c)

To use and deal with the Charged Property with utmost care and to notify the Agent of any case of material disrepair, damage, loss, fault or defect affecting same and to remedy any disrepair, damage, fault or defect affecting the Charged Property due to use or for any other reason, and to be liable towards the Agent for any disrepair, damage, fault or defect as aforesaid;

(d)

To allow any representative of the Agent, at any time, to inspect and examine the condition of the Charged Property wherever the Charged Property may be situated, in accordance with the provisions of the Loan Agreement;

(e)

Following the occurrence of any of the events enumerated in Section Error! Reference source not found.14 hereof, upon Agent's first demand, to deliver to the Agent or to any bailee on its behalf, the Charged Property. In the event of the refusal of the Pledgor to comply with the provisions of this sub-clause, the Agent may, without the consent of the Pledgor, remove the Charged Property from the Pledgor's possession and hold the same or deliver the same to a bailee on behalf of the Agent at the expense of the Pledgor. Where the Charged Property has been so delivered to a bailee, the Agent shall be exempt from any loss or damage which for any reason may be caused to the Charged Property;

(f)

Not to sell, assign, dispose of, relinquish or waive, surrender or transfer any of the Charged Property and not to allow any person to do any of the foregoing acts, without the prior written consent of the Agent except as specifically permitted under the Loan Agreement;

(g)	[Reserved];

(h)

Except as stated otherwise in the Loan Agreement, to notify the Agent forthwith upon its becoming aware of the levying of any attachment on the Charged Property, to forthwith notify the attachor of the charge hereunder and to take at the Pledgor's own expense immediately and without delay all such measures as are required for discharging such attachment;

(i)

Not to charge or pledge in any manner or way the Charged Property by conferring any rights ranking pari-passu, prior to or deferred to the rights of the Agent and not to make any assignment of any right which the Pledgor may have in the Charged Property without receiving the prior written consent of the Agent except as specifically permitted under the Loan Agreement;

(j)

To be liable towards the Agent for any defect in the Pledgor's title to the Charged Property and/or any default thereunder and to bear the responsibility for the authenticity, regularity and correctness of all the signatures, endorsements and particulars of any Bills, documents, instruments and securities which have been or may be delivered to the Agent by way of collateral security;

Debenture – Fixed Charge

(k)

To pay when due all taxes and compulsory payments levied against the Charged Property and/or the income accruing thereon under any law and to furnish the Agent, at its request, with all the receipts for such payments (unless provided otherwise under the Loan Agreement). If the Pledgor fails to make such payments when due, the Agent may pay the same for the account of the Pledgor and debit the Pledgor with the payment thereof coupled with expenses, and interest at the Default Rate (as defined in the Loan Agreement). Such payments shall be secured by this Debenture;

(l)	Not to wind up, liquidate or dissolve, sell, exchange, lease, transfer or otherwise dispose of all or substantially all its properties or other assets;

(m)	That no structural change is or will be effected in the Pledgor and/or that no change of control in the Pledgor will occur, except as specifically permitted under the Loan Agreement;

(n)

Not to create, incur, assume, allow, or suffer to be created any Lien (as defined under the Loan Agreement) on any of its property, or assign or convey any right to receive income, including the sale of any Accounts (as defined under the Loan Agreement), or permit its subsidiaries, to do so, except for Permitted Liens (as defined under the Loan Agreement), or permit any collateral not to be subject to the first priority security interest granted in the Loan Agreement, or the charges granted hereunder or under any other Loan Document (as defined under the Loan Agreement), or enter into any agreement, document, instrument or other arrangement (except with or in favor of Agent) with any Person (as defined in the Loan Agreement) which directly or indirectly prohibits or has the effect of prohibiting Pledgor or its subsidiaries from assigning, mortgaging, pledging, granting a security interest or charge in, over or upon, or encumbering any of Pledgor’s and/or the Parent Company's or any other subsidiary's Intellectual Property (as defined under the Loan Agreement), all except as specifically permitted under the Loan Agreement.

7.	The Pledgor undertakes to notify the Agent forthwith upon its becoming aware of any of the following:

(a)

of any claim of right to any collateral security given to the Agent to which this Debenture is applicable and/or of any execution or injunction proceedings or other steps taken to attach, preserve or realise any such collateral security;

(b)	of any of the events enumerated in Clause 14 hereof;

(c)

of any material reduction in value of collateral security granted (including if caused by any default under any agreement related to the Pledged Accounts or the infringements of any intellectual property being a collateral security granted or which may be granted by the Pledgor);

(d)

of any application filed for the winding-up of the Pledgor’s affairs or for the appointment of a receiver over the Pledgor’s assets as well as any resolution regarding any structural change in the Pledgor or any intention to do so;

(e)	of any change of address of the Pledgor.

INSURANCE

8.	The Pledgor hereby undertakes to keep the Charged Property insured at all times as provided in the Loan Agreement.

Debenture – Fixed Charge

9.

All the rights of the Pledgor deriving from the insurance of the Charged Property, as in force at any relevant time and under any other law, whether or not assigned to the Agent as aforesaid, are hereby charged to the Agent, for the ratable benefit of the Lenders, by way of a first ranking fixed charge and pledge.

INTEREST

10.

The Agent shall be entitled to calculate interest on the Secured Sums at such rate as has been or may be agreed upon from time to time between the Agent and the Pledgor according to the terms of the Loan Agreement.

REPAYMENT DATES

11.

The Pledgor hereby undertakes to pay the Agent all and any of the Secured Sums promptly on the maturity dates prescribed or which may be prescribed therefore from time to time, all in accordance with the provisions of the Loan Agreement.

12.

Prepayments of the Secured Sums shall be made subject to and in accordance with the provisions of the Loan Agreement, and the Pledgor shall not be entitled to redeem all or any of the Charged Property by discharging the Secured Sums and/or any part thereof prior to their prescribed maturity dates and/or full prepayments of the Secured Sums in accordance with the provisions of the Loan Agreement, unless the redemption is being made subject to and in accordance with the provisions of the Loan Agreement.

13.

Neither the Pledgor nor any person having a right liable to be affected by the pledges and charges hereby created or the realisation thereof shall have any right under Section 13(b) of the Pledges Law, 5727-1967, or any other statutory provisions in substitution therefore.

14.

Without derogating from the generality of the provisions of this Debenture, the Agent shall be entitled to demand the immediate payment of the Secured Sums and to debit any account of the Pledgor with the amount thereof in any one of the events numerated below, in which case the Pledgor undertakes to pay the Agent all of the Secured Sums, and the Agent shall be entitled to take whatever steps it sees fit, subject to applicable law, for the collection of the Secured Sums and to realise, at the Pledgor's expense, the collateral securities by any means allowed by law:

(a)

The Pledgor is in breach of (i) any of its obligations, undertakings, representations or warranties under Sections 5(b), 5(d), 5(f), 6(b), 6(c), 6(e), 6(f), 6(i) through (n), 7(b), 8 and 9 of this Debenture, or (ii) any of its other obligations, undertakings, representations or warranties under this Debenture, which breach under this clause (ii) has not been cured within 5 Business Days after the occurrence thereof, except to the extent that such breach could reasonably be expected to have a Material Adverse Effect (as defined in the Loan Agreement), in which case such cure period shall not apply (the foregoing shall not derogate from any right, under any law, granted to the Agent or the Lenders in respect of any breach by Pledgor); and/or;

(b)

There occurs and continues to subsist (i) an Event of Default (as defined in the Loan Agreement), or (ii) any other event which gives the Agent right to demand payment, under any document signed between the Pledgor and the Agent and/or the Lenders, (including, inter alia, under the Loan Agreement), provided that any period (if any) given to the

Debenture – Fixed Charge

Pledgor to effect such payment under such document shall have elapsed and as long as such payment is not actually effected.

RIGHTS OF THE AGENT (ON BEHALF OF THE LENDERS)

15.

The Agent shall have the right of possession, lien, set-off and charge over any amounts, assets and/or rights including securities, coins, gold, bank notes, documents in respect of goods, insurance policies, Bills, assignments of rights, deposits, collaterals and their countervalue, in the possession of or under the control of the Agent at any time for or on behalf of the Pledgor, including such as have been delivered for collection, as security, for safe-keeping or otherwise. The Agent shall be entitled to retain the said assets until payment in full of the Secured Sums or to realise them by selling them and applying the countervalue thereof in whole or in part in payment of the Secured Sums, and in any event in accordance with applicable law. Nothing contained herein shall limit the rights of set off of any Lender provided in the Loan Agreement

16.

The Pledgor confirms that the Agent's and the Lender’s books, accounts and entries shall be binding upon the Pledgor, shall be deemed to be correct and shall serve as prima facie evidence against the Pledgor in all their particulars, including all reference to the computation of the Secured Sums, the particulars of the Bills, guarantees and other collateral securities and any other matter related hereto.

17.

Without derogating from the other provisions contained in this Debenture, any waiver, extension, concession, acquiescence or forbearance (hereinafter: “waiver”) on the Agent's part as to the non-performance, partial performance or incorrect performance of any of the Pledgor's obligations pursuant to this Debenture, such waiver shall not be treated as a waiver on the part of the Agent of any rights but as a limited consent given in respect of the specific instance.

18.	In any of the events enumerated in Clause 14 hereof:

(a)

The Agent shall be entitled to adopt all the measures it deems fit, subject to any applicable law, in order to recover the Secured Sums and realise all of its rights hereunder, including the realisation of the Charged Property, in whole or in part, and to apply the proceeds thereof to the Secured Sums without the Agent first being required to realise any other guarantees or collateral securities, if such be held by the Agent.

(b)

Should the Agent decide to realise securities, Bills and other negotiable instruments, in accordance with Section 4(2) of the Pledges Law 5727-1967, then three (3) days' advance notice regarding the steps that the Agent intends to take shall be deemed to be reasonable advance notice for the purpose of Section 19(b) of the Pledges Law, 5727-1967 or any other statutory provisions in substitution therefor.

(c)

As long as the Secured Sums are not paid in full, the Agent may, subject to any applicable law, as attorney-in-fact of the Pledgor (and, for the purpose hereof, the Pledgor irrevocably appoints the Agent to be its attorney-in-fact for the benefit of the Lenders), sell all or any of the Charged Property by public auction or otherwise, by itself or through others, for cash or instalments thereof or otherwise, at a price and on such terms as the Agent in its absolute discretion shall deem fit, and likewise the Agent may of its own accord or through the court or an execution office, realise the Charged Property or any other property, inter alia, by appointing a receiver or receiver and manager on behalf of the Agent, who shall be empowered, inter alia,:

(1)	to call in all or any part of the Charged Property.

Debenture – Fixed Charge

(2)	to carry on or to participate in the management of the business of the Pledgor, as they see fit.

(3)	to sell or agree to the sale of the Charged Property, in whole or in part, to dispose of same or agree to dispose of same in such other manner on such terms as they deem fit.

(4)	to make such other arrangements regarding the Charged Property or any part thereof as they deem fit.

(d)

All income to be received by the receiver or the receiver and manager from the Charged Property as well as any proceeds to be received by the Agent and/or by the receiver or receiver and manager from the sale of the Charged Property or any part thereof shall be applied, subject to any applicable law and the provisions of the Loan Agreement, in such order as Agent shall determine in its sole discretion, provided, in the event that Agent has independently sold any Charged Property, that any amount remaining after the payment to the Lenders of the Secured Sums in full, shall be transferred to the Pledgor, subject to the provisions of applicable law.

19.

Should the payment date of the Secured Sums or any part thereof not yet have fallen due at the time of the sale of the Charged Property, or the Secured Sums be due to the Agent contingently only, then the Agent shall be entitled to recover out of the proceeds of the sale an amount sufficient to cover the Secured Sums and the amount so recovered shall be charged to the Agent as security for, and be held by the Agent until the discharge in full of, the Secured Sums.

NATURE OF THE COLLATERAL SECURITY

20.

The collateral securities which have been or may be given to the Agent under this Debenture shall be continuing and revolving securities and shall remain in force until all Secured Sums have been fully discharged and the Agent, on behalf of the Lenders, has certified in writing that this Debenture is null. After the Secured Sums have been fully discharged, the Agent shall promptly certify in writing that this Debenture is null, and shall execute and provide the Pledgor with any documents reasonably necessary in order to remove the charge created by this Debenture.

21.	All collateral securities and guarantees which have been or may be given to the Agent for payment of the Secured Sums shall be independent of one another.

22.

The nature and effect of the collateral securities to which this Debenture is applicable shall not be affected nor shall the validity of any of the securities and obligations of the Pledgor hereunder be impaired or affected by any compromise, concession, granting of time or other like release consented to by the Agent with respect to the Pledgor and/or its subsidiaries or by any variation in the Pledgor’s and/or its subsidiaries’ obligations towards the Agent in connection with the Secured Sums or by any release or waiver by the Agent of any other collateral security or guarantees.

23.

In any of the events enumerated in Clause 14 hereof, the Agent may deposit all or any of the collateral given or which may be given pursuant to this Debenture with a bailee of its own choosing, at its discretion and at the Pledgor's expense, and may substitute such bailee with another from time to time. The Agent may register all or any of such collaterals with any competent authority in accordance with any law and/or in any public register.

RIGHT OF ASSIGNMENT

Debenture – Fixed Charge

24.

The Agent may at any time at its own discretion and without the Pledgor's consent being required, assign this Debenture and its rights arising thereunder, including the collaterals in whole or in part to any assignee of Agent’s under the Loan Agreement. Such assignment may be effected by endorsement on this Debenture or in any other way the Agent or any subsequent assignor deems fit.

NOTICE OF OBJECTION

25.

The Pledgor undertakes to notify the Agent in writing of any objection or contention it may have regarding any statement of account, extract thereof, certificate or notice received by it from the Agent including information received through any automatic terminal facility. Where no such objection or contention is received by the Agent, then the Pledgor will be deemed to have confirmed the correctness thereof.

EXPENSES

26.

All the expenses in connection with this Debenture as detailed in the Loan Agreement and in any other documents signed between the Agent and/or the Lenders and the Pledgor in connection with the Banking Services and in accordance therewith, including the fee for preparing credit and security documents, the stamping and registration of documents, and all and any expenses involved in the realisation of the collateral security and institution of proceedings for collection (including reasonable documented fees of the Agent’s  external lawyers), insurance, safe-keeping, maintenance and repair of the Charged Property – shall be paid by the Pledgor to the Agent on its first written demand, together with interest at the Default Rate from the date demand was made until payment in full, and until payment in full, all the above expenses together with interest thereon shall be secured by this Debenture. The Agent may debit the Pledgor with the aforesaid expenses, together with interest thereon.

27.	[Reserved]

INTERPRETATION; AMENDMENT

28.

Any of the representations, warranties and covenants made by Pledgor hereunder shall be in addition to, and shall not derogate in any manner from, any representations, warranties and covenants made by Pledgor under the Loan Agreement and any other document related to the granting of the Banking Services. In case of any conflict between this Debenture and Loan Agreement, including with respect to interest, commissions, charges, fees and expenses (specifically excluding the specific rights of the Lenders in connection with the creation and realisation of the security interest hereunder), the provisions of the Loan Agreement shall prevail.

29.

In this Debenture - (a) the singular includes the plural and vice versa; (b) the masculine gender includes the feminine gender and vice versa; (c) “Agent” means Silicon Valley Bank and any of its branches existing on the date hereof and/or to be subsequently opened, wherever they may be, its assigns, successors, or attorneys-in-fact; (d) “Bills” means: promissory notes, bills of exchange, cheques, undertakings, guarantees, sureties, assignments, bills of lading, deposit notes and any other negotiable instruments (e) “Interest at the Default Rate” means interest at such default rate as is defined in the Loan Agreement; (f) the headings are only indicative

Debenture – Fixed Charge

and are not to be used in construing this Debenture; (g) the recitals hereto form an integral part hereof.

Unless otherwise defined herein, terms capitalized herein shall have the meanings ascribed to them in the Loan Agreement.

30.

Any term of this Debenture may be amended and the observance of any term hereof may be waived (either prospectively or retroactively and either generally or in a particular instance) with the written consent of both parties only.

31.

To the extent required, this Debenture may be translated into Hebrew for the sole purpose of the registration and filing of this Debenture with the Israeli Registrar of Companies and/or any other relevant Israeli official registrations. Notwithstanding the aforesaid, the executed English version of this Debenture shall prevail and supersede for all purposes and for all respects, in the event of any discrepancy or inconsistency between the English version and the translation.

NOTICES AND WARNINGS

32.
(a)	Each communication to be made under this Debenture shall be made in writing and, unless otherwise stated, may be made also by facsimile transmission or by electronic mail.

(b)

Each communication or document to be made or delivered by each party to another pursuant to this Debenture shall (unless that other party has by written notice, specified another address) be made or delivered to that party, addressed as follows:

(ii)	if to the Pledgor:

Eloxx Pharmaceuticals Ltd.
10 Prof. Menachem Plaut Street
Rehovot, Israel 7670621
Attn.: Greg Weaver
Email: greg@eloxxpharma.com

with a copy to (which shall not be deemed notice):

Meitar Liquornik Geva Leshem Tal, Law Offices
16 Abba Hillel Road, Ramat Gan, 5250608
Attn: Dana Yagur, Adv.
Fax: (972)-3-610-3100
Email: yagurd@meitar.com

(iii)	if to the Agent:

Silicon Valley Bank
275 Grove Street, Suite 2-200
Newton, Massachusetts 02466
Attn: Lauren Cole
Email: LCole@svb.com

         with a copy to:

Debenture – Fixed Charge

Shibolet & Co. with Raved, Magriso, Benkel & Co.
4 Berkowitz Street, Tel-Aviv 6423806, Israel
Attn: Einat Weidberg, Adv.
Fax: +972-3-7778444
Email: E.weidberg@shibolet.com

and shall be deemed to have been made or delivered (a) upon the earlier of actual receipt and five (5) business days after deposit in regular mail, first class, registered or certified mail return receipt requested, with proper postage prepaid; (b) upon transmission, when sent by electronic mail or facsimile transmission with receipt confirmation; (c) one (1) Business Day after deposit with a reputable overnight courier with all charges prepaid; or (d) when delivered, if hand-delivered by messenger.

GOVERNING LAW AND PLACE OF JURISDICTION

33.
(a)	This Debenture shall be construed in accordance with the laws of the State of Israel.

(b)	The exclusive place of jurisdiction for the purpose of this Debenture is hereby established as the competent court of law in Israel situated in Tel Aviv-Jaffa.

*****

Debenture – Fixed Charge

IN WITNESS WHEREOF THE PLEDGOR HAS SIGNED THIS DEBENTURE OF FIXED CHARGE

ELOXX PHARMACEUTICALS LTD.

__/s/__Gregory Weaver___________________________

By: Gregory Weaver

Title: Chief Financial Officer

SILICON VALLEY BANK

__/s/__Lauren Cole___________________________

By: Lauren Cole

Title: Vice President

[Signature Page – Eloxx Pharmaceuticals Ltd – Fixed Charge Debenture]

Debenture – Fixed Charge

Appendix A

Equipment List

EXHIBIT D-2

None

EXHIBIT D-3

None

Exhibit E

Form of Disbursement Letter

[see attached]

DISBURSEMENT LETTER

[DATE]

The undersigned, being the duly elected and acting

of (i) ELOXX PHARMACEUTICALS, INC., a Delaware corporation (“US Borrower”) and (ii) ELOXX PHARMACEUTICALS LTD., a company organized under the laws of the State of Israel (“ISR Borrower”) (US Borrower and ISR Borrower are hereinafter jointly and severally, individually and collectively, referred to as “Borrower”), does hereby certify to (a) SILICON VALLEY BANK, a California corporation (“SVB”), in its capacity as administrative agent and collateral agent (“Agent”), (b) SILICON VALLEY BANK, a California corporation, as a lender, (c) WESTRIVER INNOVATION LENDING FUND VIII, L.P., a Delaware limited partnership (“WestRiver”), as a lender (SVB and WestRiver and each of the other “Lenders” from time to time a party hereto are referred to herein collectively as the “Lenders” and each individually as a “Lender”) in connection with that certain Loan and Security Agreement dated as of [_________], by and among Borrower, Agent and the Lenders from time to time party thereto (the “Loan Agreement”; with other capitalized terms used below having the meanings ascribed thereto in the Loan Agreement) that:

1.	The representations and warranties made by Borrower in Section 5 of the Loan Agreement and in the other Loan Documents are true and correct in all material respects as of the date hereof.

2.	No event or condition has occurred that would constitute an Event of Default under the Loan Agreement or any other Loan Document.

3.	Borrower is in compliance with the covenants and requirements contained in Sections 4, 6 and 7 of the Loan Agreement.

4.	All conditions referred to in Section 3 of the Loan Agreement to the making of a Credit Extension to be made on or about the date hereof have been satisfied or waived by Agent.

5.	No Material Adverse Change has occurred.

6.	The undersigned is an Authorized Signer.

[Balance of Page Intentionally Left Blank]

7.	The proceeds of the Term Loan Advance shall be disbursed as follows:

Disbursement from SVB:
Loan Amount	$_______________
Plus:
‑‑Deposit Received	$__________

Less:
‑‑Commitment Fee	($_________)
‑‑Lender’s Legal Fees	($_________)*

Net Proceeds due from SVB:	$_______________

Disbursement from WestRiver:
Loan Amount	$_______________
Plus:
‑‑Deposit Received	$__________

Less:
‑‑Commitment Fee	($_________)
‑‑Lender’s Legal Fees	($_________)*

Net Proceeds due from WestRiver:	$_______________

TOTAL TERM LOAN ADVANCE NET PROCEEDS FROM LENDERS	$_______________

8.	The aggregate net proceeds of the Term Loan Advance shall be transferred to the Designated Deposit Account as follows:

Account Name:	____________________________________
Bank Name:	Silicon Valley Bank
Bank Address:	3003 Tasman Drive Santa Clara, California 95054
Account Number:	____________________________________
ABA Number:	____________________________________

[Balance of Page Intentionally Left Blank]

* Legal fees and costs are through the Effective Date. Postclosing legal fees and costs, payable after the Effective Date, to be invoiced and paid postclosing.

Dated as of the date first set forth above.

BORROWERS:

ELOXX PHARMACEUTICALS, INC.

By
Name:
Title:

ELOXX PHARMACEUTICALS LTD.

By
Name:
Title:

AGENT AND LENDER:

SILICON VALLEY BANK

By
Name:
Title:

LENDER:
SILICON VALLEY BANK

By
Name:
Title:

LENDER:

WESTRIVER INNOVATION LENDING FUND VIII, L.P.

By
Name:
Title:

[Signature Page to Disbursement Letter]

Schedule 5.13

Grants received under file number 51851, 54914, 57349, 58134 and 55465 from the Israeli Innovation Authority (the “IIA”):

The ISR Borrower has received grants from the IIA in the amount of US $2,621,599. The ISR Borrower is obligated to pay future royalties on all income of the ISR Borrower in connection with the grants received by the IIA. As of January 24, 2019, the ISR Borrower has not repaid any amount to the IIA.

The creation of the security interest by ISR Borrower over Intellectual Property with respect which grants from the IIA were received is subject to the Approval of the IIA.